UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material under Rule 14a-12

ManTech International Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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12015 Lee Jackson Highway

Fairfax, VA 22033-3300

April 7, 2017

Dear Stockholder:

You are cordially invited to attend the 2017 Annual Meeting of Stockholders of ManTech International Corporation, which will be held at the Washington Dulles Marriott Suites, 13101 Worldgate Drive, Herndon, VA 20170, on Wednesday, May 17, 2017, at 11:00 am (EDT).

We have provided details of the business to be conducted at the meeting in the accompanying Notice of Annual Meeting of Stockholders, proxy statement and form of proxy. We encourage you to read these materials so that you may be informed about the business to come before the meeting.

Your participation is important, regardless of the number of shares you own. In order for us to have an efficient meeting, please sign, date, and return the enclosed proxy card promptly in the accompanying reply envelope. You can find additional information concerning our voting procedures in the accompanying materials.

We look forward to seeing you at the meeting.

Sincerely,

George J. Pedersen
Chairman of the Board and Chief Executive Officer

12015 Lee Jackson Highway

Fairfax, VA 22033-3300

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 17, 2017

The 2017 Annual Meeting of Stockholders (the Annual Meeting) of ManTech International Corporation, a Delaware corporation (the Company), will be held at the Washington Dulles Marriott Suites, 13101 Worldgate Drive, Herndon, VA 20170, on Wednesday, May 17, 2017, at 11:00 am (EDT), for the following purposes, as more fully described in the proxy statement accompanying this notice:

1.	To elect seven (7) persons as directors of the Company, each to serve until the 2018 Annual Meeting of Stockholders, or until their respective successors shall have been duly elected and qualified;
2.	To hold a non-binding advisory vote on the compensation of our named executive officers as required pursuant to Section 14A of the Securities Exchange Act of 1934;
3.

To hold a non-binding advisory vote on the frequency of holding an advisory vote on the compensation of our named executive officers as required pursuant to Section 14A of the Securities Exchange Act of 1934;

4.	To ratify the appointment of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017; and
5.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Stockholders of record at the close of business on March 20, 2017 are entitled to vote at the Annual Meeting. A complete list of stockholders eligible to vote at the Annual Meeting will be available for examination by our stockholders during the ten days prior to the Annual Meeting, between the hours of 9:00 am and 5:00 pm (EDT), at the offices of the Company at 12015 Lee Jackson Highway, Fairfax, VA 22033-3300.

You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, your vote is important. To assure your representation at the Annual Meeting, please sign and date the enclosed proxy card, and return it promptly in the accompanying reply envelope, which requires no additional postage. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares are voted.

The proxy statement and form of proxy are being mailed on or about April 7, 2017.

By Order of the Board of Directors

George J. Pedersen

Chairman of the Board and Chief Executive Officer

Fairfax, Virginia

April 7, 2017

Important Notice Regarding Availability of Proxy Materials for ManTech’s

Annual Meeting of Stockholders to be Held on May 17, 2017:

The Proxy Statement, our Proxy Card and our Annual Report to Shareholders are available at

http://investor.mantech.com/annualmeeting

i

12015 Lee Jackson Highway

Fairfax, VA 22033-3300

PROXY STATEMENT FOR

2017 ANNUAL MEETING OF STOCKHOLDERS

The Board of Directors (the Board) of ManTech International Corporation (the Company) is soliciting proxies to be voted at the Company’s 2017 Annual Meeting of Stockholders (the Annual Meeting) to be held on Wednesday, May 17th, 2017, at 11:00 am (EDT), at the Washington Dulles Marriott Suites, 13101 Worldgate Drive, Herndon, VA  20170, and at any adjournments or postponements thereof.

The mailing address of our principal executive offices is 12015 Lee Jackson Highway, Fairfax, VA 22033-3300. This proxy statement, the accompanying Notice of Annual Meeting of Stockholders, and the enclosed proxy card are first being mailed to our stockholders on or about April 7, 2017 (the Mailing Date).

GENERAL INFORMATION

The Board is soliciting proxies to be voted at the Annual Meeting. When we ask you for your proxy, we must provide you with a proxy statement that contains certain information specified by law.

At the Annual Meeting, we will ask you to consider and vote on the following matters:

1.	To elect seven (7) persons as directors of the Company, each to serve until the 2018 Annual Meeting of Stockholders, or until their respective successors shall have been duly elected and qualified;
2.	To hold a non-binding advisory vote on the compensation of our named executive officers as required pursuant to Section 14A of the Securities Exchange Act of 1934;
3.

To hold a non-binding advisory vote on the frequency of holding an advisory vote on the compensation of our named executive officers as required pursuant to Section 14A of the Securities Exchange Act of 1934; and

4.	To ratify the appointment of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

We do not expect any other items of business, because the deadline for stockholder proposals and nominations has already passed. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy, George J. Pedersen and Jeffrey S. Brown, with respect to any other matters that might be brought before the meeting. Those persons intend to vote that proxy in accordance with their discretion and best judgment.

Record Date and Stockholders Entitled to Vote

Record Date	Stockholders as of the close of business on March 20, 2017 (the Record Date) may vote at the Annual Meeting.

Our Stock

We have two classes of outstanding stock: our Class A common stock and our Class B common stock. As of the Record Date, a total of 38,791,189 shares were outstanding: 25,600,444 shares of Class A common stock and 13,190,745 shares of Class B common stock. Holders of Class A common stock are entitled to one vote for each share of Class A common stock they hold on the Record Date. Holders of Class B common stock are entitled to ten votes for each share of Class B common stock they hold on the Record Date.

ManTech International 2017 Proxy Statement	1

Voting Requirements and Other Matters

Quorum

The holders of a majority in voting power of the common stock issued and outstanding and entitled to vote at the Annual Meeting must be present, either in person or by proxy, to constitute a quorum for the Annual Meeting. Abstentions and broker non-votes are considered present at the meeting for purposes of determining whether a quorum is present.

How to Vote	You can only vote your shares at the Annual Meeting if you are present either in person or by proxy. We encourage you to vote by submitting a proxy card even if you plan to attend the Annual Meeting.

If you vote by mail, you must sign and date each proxy card that you receive, and return it in the prepaid envelope. Sign your name exactly as it appears on the proxy card. If you return a proxy card that is not signed, then your vote cannot be counted. If you return a proxy card that is signed and dated, but you do not specify voting instructions, we will vote on your behalf as follows:

➣	FOR the election of the seven (7) directors nominated by our Board and named in this proxy statement (Proposal 1 – Election of Directors);

➣	FOR the resolution approving the compensation of our named executive officers (Proposal 2 – Say on Pay);

➣	FOR the frequency of every THREE YEARS for holding an advisory vote on the named executive officer compensation (Proposal 3 – Say on Frequency); and

➣

FOR the ratification of the appointment of Deloitte & Touche, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017 (Proposal 4 – Ratification of Auditors).

If the Annual Meeting is adjourned or postponed, your proxy will still be effective and will still be voted at the Annual Meeting when reconvened. You will still be able to change or revoke your proxy until it is voted.

Voting ESOP Shares

Stockholders who are current or former employees participating in our Employee Stock Ownership Plan (ESOP) and have shares of our stock allocated to their account as of the Record Date have the right to direct the plan trustee on how to vote their shares. If you do not send instructions to the plan trustee in a proper manner, or if the instructions are not timely received, the trustee will not vote the shares allocable to your account.

Broker Non-Votes

If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares will be voted as you direct. For Proposals 1, 2, and 3 or for any other non-routine matter to come before the Annual Meeting, if you do not give instructions, the broker may not vote your shares at all (a broker non-vote). If you do not give instructions for Proposal 4, which is considered a routine matter, the broker may vote your shares in its discretion.

Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote.

Revoking Your Proxy

If you execute a proxy pursuant to this solicitation, you may revoke it at any time prior to its exercise by (i) delivering written notice to our Corporate Secretary at our principal executive offices before the Annual Meeting; (ii) executing and delivering a proxy bearing a later date to our Corporate Secretary at our principal executive offices; or (iii) voting in person at the Annual Meeting.

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Votes Required	Approval of each of the proposals submitted to a vote at the Annual Meeting is subject to the affirmative vote requirement shown in the table below.

Proposal	Vote Required	Broker Discretionary Voting Allowed

Proposal 1 – Election of Directors	Plurality	No

Proposal 2 – Say on Pay	Majority	No

Proposal 3 – Say on Frequency	Plurality	No

Proposal 4 – Ratification of Auditors	Majority	Yes

“Plurality” will be determined with respect to votes cast on a particular proposal. “Majority” will be determined with respect to votes present in person or represented by proxy at the meeting and entitled to vote on the proposal. If you vote ABSTAIN on any proposal requiring a Majority, your vote will have the same effect as a vote AGAINST that proposal.

Tabulation of Votes

Mr. Michael R. Putnam, our Senior Vice President, Corporate and Regulatory Affairs, has been appointed inspector of elections for the Annual Meeting. Mr. Putnam will separately tabulate the affirmative votes, withheld or negative votes (as applicable), abstentions, and, as applicable, broker non-votes with respect to Proposals 1, 2 and 4; with respect to Proposal 3,   Mr. Putnam will separately tabulate the votes for the frequency of once every one year, once every two years, once every three years, abstentions and broker non-votes.

Voting Results

We will announce preliminary voting results at the Annual Meeting. We will disclose the final results on a Form 8-K that we file with the Securities and Exchange Commission (SEC) within four business days following the Annual Meeting.

Ownership by Insiders

As of the Record Date, our directors and executive officers beneficially owned an aggregate of 407,769 shares of Class A common stock (such number includes shares of common stock that may be issued upon exercise of outstanding options that are currently exercisable or that become exercisable prior to May 19, 2017) and 13,190,745 shares of Class B common stock, which together constitute approximately 34.8% and 83.8% of the outstanding shares and voting control of our common stock, respectively.

Solicitation

The Board is making this solicitation of proxies on our behalf. In addition to the solicitation of proxies by use of the mail, our officers and employees may solicit the return of proxies by personal interview, telephone, email or facsimile. We will not pay additional compensation to our officers and employees for their solicitation efforts, but we will reimburse them for any out-of-pocket expenses they incur in their solicitation efforts.

We will request that brokerage houses and other custodians, nominees and fiduciaries forward our solicitation materials to beneficial owners of our common stock. We will bear all costs associated with preparing, assembling, printing and mailing this proxy statement and the accompanying materials, the cost of forwarding our solicitation materials to the beneficial owners of our common stock, and all other costs of solicitation.

ManTech International 2017 Proxy Statement	3

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board has established and adopted guidelines that it follows in matters of corporate governance (the Corporate Governance Guidelines). These Corporate Governance Guidelines assist the Board in the exercise of its responsibilities and provide a framework for the efficient operation of our Company, consistent with the best interests of our stockholders and applicable legal and regulatory requirements. The Nominating and Corporate Governance Committee periodically reviews and reassesses the adequacy of our Corporate Governance Guidelines. We have posted a current copy of our Corporate Governance Guidelines, which was last amended in January 2016, on the Corporate Governance page in the Investor Relations section of our website at www.mantech.com (our Website).

Director Independence

The Board comprises a majority of directors who are independent from management. Only independent directors serve on each of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

The Board has conducted an evaluation of director independence, based on the independence standards applicable to Nasdaq-listed companies and applicable SEC rules and regulations. In the course of the Board’s evaluation of the independence of each non-management director, the Board considered any transactions, relationships and arrangements between such director (or any member of his or her immediate family) and the Company, its subsidiaries and its affiliates. The purpose of this evaluation was to determine whether any relationships or transactions exist that could be inconsistent with a determination by the Board that the director has no relationship that would interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director.

As a result of this evaluation, the Board has affirmatively determined that the following directors nominated for election at the Annual Meeting are independent of the Company and its management under the above referenced standards and regulations:

➣ Richard L. Armitage	➣ Walter R. Fatzinger, Jr.
➣ Mary K. Bush	➣ Richard J. Kerr
➣ Barry G. Campbell	➣ Kenneth A. Minihan

Stephen W. Porter, who served as a member of the Board until his retirement in May 2016, was determined by the Board to be independent of the Company and its management under the above referenced standards and regulations. The Board determined that Mr. Pedersen, our Chairman of the Board and Chief Executive Officer, is not independent because he is employed by the Company.

Board Leadership Structure

The Board believes that no single leadership model is right for all companies at all times. Depending on the circumstances, different leadership models might be appropriate. Our Corporate Governance Guidelines do not require that the roles of Chief Executive Officer (CEO) and Chairman of the Board be separate or combined. The Board’s policy as to whether the roles of the CEO and Chairman of the Board should be separate or combined is to adopt the practice that best serves the Company at any given point in time. Currently, our CEO also serves as Chairman of the Board. The Board believes this structure provides an effective and efficient leadership model for the Company at this time, and that combining the roles of CEO and Chairman of the Board fosters clear accountability, effective decision-making and alignment on corporate strategy.

4	ManTech International 2017 Proxy Statement

Because we have combined the roles of CEO and Chairman of the Board, pursuant to our Corporate Governance Guidelines, our independent directors have designated Mr. Campbell to serve as the Presiding Director. Mr. Campbell’s duties in this capacity include:

➣	Coordinating the activities of the independent directors;
➣	Calling for meetings or sessions of the independent directors, and coordinating the agenda and serving as the chair for such meetings; and
➣	Facilitating communications between and among the independent directors and the Chairman of the Board.

Board and Committee Executive Sessions and Independent Directors Meetings

The independent directors of the Board regularly meet in executive session, without the presence of management; typically, these sessions are held following the adjournment of certain regularly-scheduled Board meetings. The Board’s independent directors meet no fewer than two times annually. Certain of the Board’s primary standing committees (including the Audit Committee and Compensation Committee) also regularly meet in executive session. As Presiding Director, Mr. Campbell chairs meetings of our independent directors; committee chairpersons preside over executive sessions for their respective committees.

Board’s Role in Risk Oversight

The Board oversees the management of risks inherent in the operation of the Company’s business. The Board oversees the management of risk principally through the Audit Committee. Among other activities, the Audit Committee oversees the Company’s enterprise risk management program. The Board oversees certain of the Company’s business activities (particularly those designated as classified by the U.S. government), as well as risks posed by cyber security, information assurance and similar matters, through the Special Programs Oversight Committee. The Board fulfills its responsibility for overseeing the assessment of risks associated with the Company’s compensation policies and programs through the Compensation Committee.

Each of these committees regularly receives reports from, and discusses those reports with, members of management who are responsible for applicable day-to-day risk management functions of the Company. The chairpersons of these committees periodically report back to the Board regarding risk management activities within such committees’ respective purview. The Board’s role in risk oversight has not had any effect on the Board’s leadership structure.

Board and Committee Self-Evaluations

Each of the Board and its primary standing committees (the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee) conducts a self-evaluation on an annual basis. These evaluations are designed to foster candid discussion regarding the adequacy and effectiveness of the Board and such committees. The Nominating and Corporate Governance Committee oversees the annual self-evaluation process. Where appropriate, the Nominating and Corporate Governance Committee may consider feedback received from the evaluation process in making recommendations to the Board regarding the nomination of incumbent directors for re-election to the Board (and, where applicable, assignments of Board members to various committees).

Director Nominations

The Board generally identifies and attracts candidates through its own efforts, and it believes that this method has been effective. However, if in the future the Board determines that it is in the Company’s best interest to use the services of a consultant or a search firm to assist with the identification and selection process, it will do so.

The Nominating and Corporate Governance Committee is responsible for reviewing the qualifications of potential director nominees, and then recommending director candidates for nomination by the Board.

ManTech International 2017 Proxy Statement	5

We do not have a formal policy regarding the consideration of diversity in identifying potential director nominees. However, the Nominating and Corporate Governance Committee considers diversity in its broadest sense when evaluating candidates. Our Corporate Governance Guidelines direct that the evaluation of nominees should include (among numerous other considerations) an assessment of whether a nominee would provide the Board with a diversity of viewpoints, backgrounds, experiences and other demographics.

The Nominating and Corporate Governance Committee has a policy regarding the consideration of director candidates recommended by our stockholders (Nominations Policy). The Nominations Policy describes the circumstances pursuant to which the Nominating and Corporate Governance Committee will consider Board candidates recommended by our stockholders. The Nominations Policy also describes the procedures to be followed by stockholders in submitting such recommendations. We have made the Nominations Policy available on the Corporate Governance page of our Website.

Generally, the Nominating and Corporate Governance Committee will consider candidates recommended by stockholders who beneficially own at least 1% of our outstanding stock at the time of recommendation (Qualifying Stockholder). Qualifying Stockholders wishing to recommend candidates to the Nominating and Corporate Governance Committee may do so by submitting a completed Stockholder Recommendation of Candidate for Director Form (Recommendation Form), which is attached to the Nominations Policy posted on our Website.

Qualifying Stockholders wishing to recommend a nominee for election as director at the next annual meeting of stockholders must submit their completed Recommendation Form at least 120 days in advance of the one-year anniversary of the date of the mailing of this proxy statement. The Nominating and Corporate Governance Committee will only evaluate a candidate if he or she has indicated a willingness to serve as a director and cooperate with the evaluation process, and if the required information about the candidate has been submitted. Candidates recommended by Qualifying Stockholders will generally be evaluated by the Nominating and Corporate Governance Committee pursuant to the same process used for evaluation of all other director candidates.

Code of Ethics

The policies in our Standards of Ethics and Business Conduct satisfy the SEC’s requirements for a “code of ethics” applicable to our principal executive officer, principal financial officer, principal accounting officer, controller and persons performing similar functions, as well as Nasdaq’s requirements for a code of conduct applicable to all directors, officers, and employees. Among other principles, our Standards of Ethics and Business Conduct includes guidelines relating to the ethical handling of actual or potential conflicts of interest, compliance with laws, accurate financial reporting, and procedures for promoting compliance with (and reporting violations of) such standards. A copy of our Standards of Ethics and Business Conduct is available on the Corporate Governance page of our Website. We are required to disclose any amendment to, or waiver of, a provision of our code of ethics applicable to our principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions. We intend to use our Website as a method of disseminating this disclosure, as permitted by applicable SEC rules.

Communication with Directors

We believe that it is important for our stockholders to be able to communicate their concerns to our Board. Stockholders may correspond with any director, committee, or the Board generally, by writing to the following address: ManTech International Corporation Board of Directors, 12015 Lee Jackson Highway, Fairfax, VA 22033-3300, Attention: Corporate Secretary. Please specify to whom your correspondence should be directed. Our Corporate Secretary has been instructed to promptly forward all correspondences to the relevant director, committee, or the full Board, as indicated in your correspondence.

Director Attendance at Annual Meeting of Stockholders

We invite all of our directors to attend our annual meeting of stockholders, and we strongly encourage all of them to do so absent exigent circumstances that prevent their attendance. In furtherance of this policy, we generally schedule one of our regular Board meetings on the same day as our annual meeting of stockholders. In 2016, all of our directors then serving on the Board attended our annual meeting of stockholders.

6	ManTech International 2017 Proxy Statement

Availability of Corporate Governance Documents

We have made available on the Corporate Governance page of our Website a number of important documents related to our governance practices, including:

➣	Certificate of Incorporation and Bylaws;
➣	Charters of all six of our standing Board Committees;
➣	Code of Ethics (Standards of Ethics and Business Conduct);
➣	Corporate Governance Guidelines;
➣	Nominations Policy;
➣	Related Party Transactions Policy; and
➣	Equity Grant Policy.

We will also make these materials available in print format to any requesting stockholder. Copies of these documents may be requested by writing to the following address: ManTech International Corporation, 12015 Lee Jackson Highway, Fairfax, VA 22033-3300, Attention: Corporate Secretary.

ManTech International 2017 Proxy Statement	7

BOARD OF DIRECTORS

AND COMMITTEES OF THE BOARD OF DIRECTORS

Our Board currently comprises seven members, each of whom was elected at the 2016 Annual Meeting of Stockholders for a term that expires at the Annual Meeting. Set forth below are details regarding director attendance at board and committee meetings, the function and operation of each of the Board’s standing committees, and the compensation of our non-employee directors in 2016.

Attendance at Board and Committee Meetings

Our full Board met eight times in 2016. All of our directors, except for Mr. Minihan, attended or participated in at least 75% of the aggregate of the board meetings and the meetings of the committees on which the director served during 2016. The number of meetings held in 2016 by each of the Board’s standing committees is set forth in the information below.

Committees of the Board

The Board currently has six standing committees (although the Board may establish other committees from time to time). The following table sets forth the current composition of our Board committees.

Chairperson	Member		Financial Expert

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Retirement Plan Committee	Special Programs Oversight Committee	Executive Committee
Richard L. Armitage
Mary K. Bush
Barry G. Campbell
Walter R. Fatzinger, Jr.
Richard J. Kerr
Kenneth A. Minihan
George J. Pedersen

Certain information regarding each standing Board committee is provided below. A more detailed discussion of each committee’s composition, purpose, objectives, authority and responsibilities can be found in its charter, which we make available on the Corporate Governance page of our Website.

Audit Committee

The primary functions of the Audit Committee are to oversee (i) the integrity of our financial statements, (ii) our accounting and financial reporting processes, and (iii) audits of our financial statements. The Audit Committee operates under a written charter that it reviews and reassesses the adequacy of on an annual basis. The charter was most recently revised and amended in March 2016 and is available on our Website.

8	ManTech International 2017 Proxy Statement

The Board annually reviews the suitability of our Audit Committee in light of the Nasdaq listing standards’ requirements for audit committee composition and applicable SEC rules and regulations. The Board has determined that each member of our Audit Committee meets the heightened independence standard and other requirements for audit committee members under applicable Nasdaq listing standards and SEC rules and regulations.

The Board has also determined that the Company has at least one audit committee financial expert serving on the Audit Committee. The Board has determined that each of Messrs. Campbell and Fatzinger and Ms. Bush (i) qualifies as an “audit committee financial expert” under applicable SEC rules and regulations, and (ii) satisfies the financial sophistication requirements of the Nasdaq listing standards. All of our Audit Committee members have a working familiarity with basic finance and accounting practices.

During 2016, the Audit Committee held five meetings. The Audit Committee meets regularly in executive session, including with our independent registered public accounting firm, without management present. Mr. Campbell serves as chairperson of the Audit Committee.

Compensation Committee

The primary functions of the Compensation Committee are to (i) oversee the determination, implementation, and administration of the remuneration (including salary, incentive compensation payments, bonuses, equity compensation, and perquisites) of all non-employee directors and executive officers of the Company, and (ii) administer the Company’s stock-based compensation plans. The Compensation Committee operates under a written charter that it reviews and reassesses the adequacy of on an annual basis. The charter was most recently revised and amended in February 2014 and is available on our Website.

The Board annually reviews the suitability of our Compensation Committee in light of the Nasdaq listing standards’ requirements for compensation committee composition and applicable SEC rules and regulations. The Board has determined that each member of our Compensation Committee meets the independence and other requirements for compensation committee members under applicable Nasdaq listing standards and SEC rules and regulations. Our Compensation Committee members also qualify as “non-employee directors” under Section 16 of the Securities Exchange Act of 1934 (the Exchange Act) and as “outside directors” under Section 162(m) of the Internal Revenue Code.

During 2016, the Compensation Committee held five meetings. At the direction of the Compensation Committee, certain members of management attend each meeting. The Compensation Committee also meets regularly in executive session without management present. Mr. Fatzinger serves as chairperson of the Compensation Committee.

➣	Compensation Advisers

The Compensation Committee has the authority, in its sole discretion, to retain or obtain the advice of compensation consultants, legal counsel or other advisers, and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. The Compensation Committee conducts an independence assessment of any compensation adviser it engages; such assessment includes the consideration of the factors required by applicable Nasdaq listing standards and SEC rules and regulations.

For 2016, the Compensation Committee retained Ernst & Young LLP (E&Y) as its independent compensation consultant to assist the Compensation Committee with its executive compensation-related responsibilities. The services provided by E&Y in its capacity as the Compensation Committee’s independent compensation consultant included supporting the design of our executive compensation program, providing market consensus data for each of our executive officers, and assisting the Compensation Committee in evaluating the compensation of our non-employee directors.

From time to time, with the consent of the Compensation Committee, the Company’s management has retained personnel at E&Y to perform services that are not related to work performed as the Compensation Committee’s independent compensation consultant (Additional Services), for which E&Y receives a fee. The Compensation

ManTech International 2017 Proxy Statement	9

Committee has approved the Company’s future use of E&Y for certain projects, including due diligence support for acquisitions or other corporate transactions, tax advisory services, consulting and advisory services with respect to the Company’s internal systems and, as directed by the chairperson of the Compensation Committee, consulting and advisory services related to compensation of the Company’s non-executive officers. The Company’s management did not engage E&Y to perform Additional Services in 2016.

Based on its review of these relationships, and independence and other factors that the Compensation Committee determines to be relevant, as well as policies and procedures implemented by the Compensation Committee and E&Y, the Compensation Committee has concluded that the compensation consulting advice it receives from E&Y is objective, and that no conflicts of interest exist that would require disclosure by the Company under applicable SEC rules.

The Company’s processes and procedures for the consideration and determination of director and executive compensation (including the roles of the Compensation Committee, management, and the Compensation Committee’s independent compensation consultant) are discussed in the sections of this proxy statement captioned “Setting Compensation of Non-Employee Directors” and “Compensation Discussion and Analysis,” respectively.

Nominating and Corporate Governance Committee

The primary functions of the Nominating and Corporate Governance Committee are to (i) identify individuals qualified to become members of the Board, and recommend new director candidates to the Board when necessary and appropriate, (ii) evaluate whether incumbent directors should be nominated for re-election to the Board and make recommendations to the Board in this regard, and (iii) oversee and periodically evaluate the Company’s Corporate Governance Guidelines. The Nominating and Corporate Governance Committee operates under a written charter that it reviews and reassesses the adequacy of on an annual basis. The charter was most recently revised and amended in March 2016 and is available on our Website. All members of the Nominating and Corporate Governance Committee are independent directors, within the meaning of applicable Nasdaq listing standards and SEC rules and regulations. The Nominating and Corporate Governance Committee held three meetings in 2016. Mr. Campbell currently serves as chairperson of the Nominating and Corporate Governance Committee.

Retirement Plan Committee

The primary function of the Retirement Plan Committee is to oversee the administration of the Company’s tax-qualified and non-qualified retirement plans. The Retirement Plan Committee held five meetings in 2016. Mr. Fatzinger serves as chairperson of the Retirement Plan Committee.

Special Programs Oversight Committee

The Special Programs Oversight Committee oversees certain of the Company’s business activities (particularly those designated as classified by the United States government for purposes of national security), as well as cyber security, information assurance and similar matters that have the potential for posing significant risk to the Company. The Special Programs Oversight Committee held three meetings in 2016. Mr. Kerr serves as chairperson of the Special Programs Oversight Committee.

Executive Committee

The primary function of the Executive Committee is to assist the Board in fulfilling its oversight responsibilities. The Executive Committee is authorized to exercise the powers of the Board in managing the affairs of the Company during intervals between Board meetings, when Board action is necessary or desirable but convening a special Board meeting is not warranted or practical. The Executive Committee did not meet in 2016. Mr. Pedersen serves as chairperson of the Executive Committee.

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Setting Compensation of Non-Employee Directors

Our Compensation Committee sets compensation for the Company’s non-employee directors. The Compensation Committee generally reviews non-employee director compensation on an annual basis. In conducting this review, the Compensation Committee receives input on market trends for non-employee director compensation from its independent compensation consultant, including with respect to the Company’s compensation peer group (as set forth in the “Compensation Discussion & Analysis” section of this proxy statement); however, the Compensation Committee does not target non-employee director compensation at any particular percentile or percentile range of the market data. A substantial portion of the non-employee directors’ compensation is payable in the form of stock-based compensation, in order to align the interests of the directors with those of the Company’s stockholders.

We do not compensate Mr. Pedersen for his service on the Board or any committee of the Board. In certain circumstances, members of the Board may receive reimbursement for certain expenses incurred in connection with attending Board or committee meetings. For the current Board term (which began in May 2016), the Compensation Committee decided not to make any changes to non-employee director compensation levels (both with respect to cash and equity) from those levels applicable to the prior Board term. The compensation we paid in 2016 to our non-employee directors for their services is set forth in the table that follows.

ManTech International 2017 Proxy Statement	11

NON-EMPLOYEE DIRECTOR COMPENSATION TABLE

The tables and footnotes below reflect the compensation and other fees paid in 2016 to our non-employee directors for their services.

Name (a)	Fees Paid in Cash[1] ($)(b)	Stock Awards[2] ($)(c)	All Other Compensation[3] ($)(d)	Total ($)(e)
Richard L. Armitage	86,125	101,520	2,520	190,165
Mary K. Bush	78,000	101,520	2,520	182,040
Barry G. Campbell	126,625	101,520	2,520	230,665
Walter R. Fatzinger, Jr	113,500	101,520	2,520	217,540
Richard J. Kerr	93,500	101,520	2,520	197,540
Kenneth A. Minihan	73,000	101,520	2,520	177,040
Stephen W. Porter[4]	21,750	-	2,520	24,270

[1]	The following table presents the cash compensation we currently pay to our non-employee directors for their service on our Board and our Board committees:

	Annual Retainer (Director/Member)	Additional Annual Retainer (Chairperson)	Meeting Fee
Board of Directors	$50,000	N/A	$1,500 for each meeting that is attended
Audit Committee	$12,500	$20,000	$1,500 for each meeting in excess of 4 per Board term
Compensation Committee	$7,500	$10,000	$1,500 for each meeting in excess of 4 per Board term
Nominating and Corporate Governance Committee	$7,500	$7,500	$1,500 for each meeting in excess of 4 per Board term
Retirement Plan Committee	$5,000	$5,000	$1,500 for each meeting in excess of 4 per Board term
Special Programs Oversight Committee	$5,000	$5,000	$1,500 for each meeting in excess of 4 per Board term
Executive Committee	$10,000	N/A	$1,500 for each meeting in excess of 4 per Board term
Presiding Independent Director	$5,000	N/A	N/A

[2]

The amounts in this column reflect the aggregate fair market value of the restricted stock award granted on May 5, 2016, as computed in accordance with ASC Topic 718, Compensation – Stock Compensation. In 2016, each non-employee director received a restricted stock grant of 3,000 shares of common stock, with a grant price of $33.84 per share (closing price of our common stock on the Nasdaq stock market on the date of grant, May 5, 2016); the restricted stock awards fully vest one year after the date of grant. Each non-employee director had unvested restricted stock awards in the amount of 3,000 shares outstanding as of December 31, 2016. The non-employee directors were not granted any option awards during 2016, and they had no options outstanding as of December 31, 2016.

[3]	The amounts in this column reflect cash dividends credited on unvested shares of restricted stock.
[4]	Mr. Porter retired from the Board following the completion of his term in May 2016. Mr. Porter currently serves as a Director Emeritus.

12	ManTech International 2017 Proxy Statement

PROPOSAL 1

ELECTION OF DIRECTORS

General Information

The Board has nominated all of the Company’s seven current directors to serve as a director until the 2018 Annual Meeting of Stockholders, or until their respective successors have been duly elected and qualified. Each nominee is a current member of the Board, has agreed to stand for election and serve if elected, and has consented to be named in this proxy statement.

Substitute Nominees

If any nominee should become unavailable for election or is unable to be a candidate when the election takes place (or otherwise declines to serve), the persons named as proxies may use the discretionary authority provided to them in the proxy to vote for a substitute nominee designated by the Board. At this time, we do not anticipate that any nominee will be unable to be a candidate for election or will otherwise decline to serve.

Vacancies

Under our Second Amended and Restated Bylaws, the Board has the authority to fill any vacancies that arise, including vacancies created by an increase in the number of directors, or vacancies created by the resignation of a director. Any nominee so elected and appointed by the Board would hold office for the remainder of the term of office of all directors, which term expires annually at our annual meeting of stockholders, or until his successor is duly elected and qualified.

Information Regarding the Nominees for Election as Directors

The name and age (as of the Mailing Date) of each nominee for election as director, as well as certain additional information concerning each nominee’s principal occupation, other affiliations, and business experience during the last five years, are set forth below.

The Board has concluded that each of the incumbent directors should be nominated for re-election based on the specific experience, qualifications, attributes and skills identified in the biographical information below, in light of the Company’s business and structure.

Name	Age	Director Since

George J. Pedersen	81	1968

Mr. Pedersen is a co-founder, Chairman of the Board and Chief Executive Officer of the Company. Mr. Pedersen has served as a director of ManTech since 1968, was appointed Chairman of the Board in 1979, and was named Chief Executive Officer in 1995. Mr. Pedersen was also President of the Company from 1995 until 2004. Until 2011, Mr. Pedersen served on the board of directors of GSE Systems, Inc. (NYSE MKT: GVP), which provides simulation, training and engineering solutions to the energy and process industries. Mr. Pedersen has also served on the board of directors of various industry associations.

Mr. Pedersen’s unparalleled knowledge of the Company and its operations, and his experience in providing innovative technologies and solutions for mission-critical national security programs to U.S. government customers for almost half a century, uniquely positions him to serve as the Company’s Chairman of the Board and Chief Executive Officer. In addition to his operational experience, Mr. Pedersen has an in-depth knowledge and understanding of the U.S. government’s mission requirements and related funding priorities.

ManTech International 2017 Proxy Statement	13

Name	Age	Director Since

Richard L. Armitage	71	2005

Mr. Armitage has served as a director of ManTech since 2005. From 1995 to 2001, Mr. Armitage served on our Advisory Board. Since 2005, Mr. Armitage has served as President of Armitage International, L.C., which provides multinational clients with critical support in the areas of international business development, strategic planning, and problem-solving. From 2001 through 2005, he served as the Deputy Secretary of State, and prior to that assignment, he was President of Armitage Associates, L.C., a world-wide business and public policy firm. Beginning in the late 1980s, Mr. Armitage held a variety of high-ranking diplomatic positions, including as Presidential Special Negotiator for the Philippines Military Bases Agreement; as Special Mediator for Water in the Middle East; as a Special Emissary to Jordan’s King Hussein during the 1991 Gulf War; and as an Ambassador, directing U.S. assistance to the new independent states of the former Soviet Union. Mr. Armitage is also a former Assistant Secretary of Defense for International Security Affairs, and a former Assistant Secretary of Defense for East Asia and Pacific Affairs. Mr. Armitage has received numerous U.S. military decorations, has been awarded the Department of Defense Medal for Distinguished Public Service four times, and has received the Presidential Citizens Medal and the Department of State Distinguished Honor Award. In 2005, he was awarded a KBE and became a Knight Commander of the Order of St. Michael and St. George. Mr. Armitage was also appointed as an honorary companion to the Order of Australia (Australian Knighthood) and an honorary companion of the New Zealand Order of Merit. In November 2015, Mr. Armitage was awarded the Grand Cordon of the Order of the Rising Sun from Japan. Mr. Armitage currently serves on the board of directors of ConocoPhillips (NYSE: COP), which is one of the largest integrated energy companies in the United States.

Mr. Armitage brings to the Board significant leadership experience and industry expertise. Mr. Armitage has worked in the highest levels of the U.S. government, providing him with critical insight into the needs and operations of U.S. government intelligence, military, and civilian agencies, and other matters relating to foreign affairs. His many years of combined service on our Board and our Advisory Board, as well as his service on the boards of directors of other public and private companies, give him a significant understanding of the role of the Board and knowledge of the Company and its operations.

Mary K. Bush	68	2006

Ms. Bush has served as a director of ManTech since 2006. In 1991, Ms. Bush founded Bush International, a global consulting firm which advises U.S. companies and foreign governments on international financial markets and banking, and global business strategy. Ms. Bush also serves as a senior managing director of Brock Capital Group, a corporate advisory and consulting firm. In 2007, she was appointed by the Secretary of the Treasury to the U.S. Treasury Advisory Committee on the Auditing Profession. From 1989 to 1991, Ms. Bush served as Managing Director and Head of the Federal Housing Finance Board, the oversight body for the nation’s 12 Federal Home Loan Banks. Prior to 1989, Ms. Bush was the Vice President and Head of International Finance at the Federal National Mortgage Association (Fannie Mae). From 1982 to 1984, Ms. Bush served as U.S. Alternate Executive Director of the International Monetary Fund (IMF), a position appointed by the President of the United States and confirmed by the Senate. In that capacity, she worked with the U.S. Treasury Department to formulate policy on IMF lending and global economic matters. Ms. Bush serves on the board of directors of Discover Financial Services (NYSE: DFS), Marriott International, Inc. (NYSE: MAR), and the T. Rowe Price Group (NASDAQ: TROW). Ms. Bush also previously served on the boards of directors of United Airlines (NYSE: UAL), Brady Corporation (NYSE: BRC), Briggs & Stratton Corporation (NYSE: BGG), MGIC Investment Corporation (NYSE: MTG), and the Pioneer Family of Mutual Funds.

As an experienced financial and operational leader of numerous high profile institutions in a variety of industries, Ms. Bush brings a broad understanding of the operations and business and economic challenges of public companies. Ms. Bush has chaired or served on all significant standing committees of public company boards during her career. Ms. Bush has deep knowledge of financial, investment, and governance matters, and received her MBA in finance from the University of Chicago. Her background and experience, including her experience with public policy matters and providing strategic advisory services in political and international arenas, coupled with her service and leadership in government, afford Ms. Bush with a valuable perspective for service on our Board.

14	ManTech International 2017 Proxy Statement

Name	Age	Director Since

Barry G. Campbell	75	2002

Mr. Campbell has served as a director of ManTech since 2002. From 1999 to 2001, Mr. Campbell served as a director, President and Chief Executive Officer of Allied Aerospace Industries, Inc., a Virginia-based aerospace and defense engineering firm. From 1993 to 1997, Mr. Campbell served as President and Chief Executive Officer of Vitro Corporation, the largest subsidiary of Tracor, Inc. In 1997, he served as Chairman and Chief Executive Officer of Tracor’s subsidiary, Tracor Systems Technologies, Inc. until the sale of Tracor, Inc. to GEC Marconi, plc in 1998.

As a former senior executive of public companies and companies in our industry, Mr. Campbell brings management experience, leadership capabilities, financial knowledge, and business acumen to our Board. Mr. Campbell has a deep understanding of the Company and its operations, having served on our Board since our initial public offering and chaired our Audit Committee since 2004. Mr. Campbell’s knowledge of our Company, and his financial and operational experience leading comparable companies in our industry through challenges and opportunities that we regularly face, make him a valued and important contributor to our Board.

Walter R. Fatzinger, Jr.	74	2002

Mr. Fatzinger has served as a director of ManTech since 2002. Mr. Fatzinger served as Executive Vice President of Chevy Chase Bank, F.S.B., the parent of ASB Capital Management, Inc., from 1999 to 2002. Mr. Fatzinger currently serves as a director of both Chevy Chase Trust Company and ASB Capital Management, where he is Chairman of the Audit Committee and the Real Estate Investment Activities Committee, and is Chairman Emeritus of the University of Maryland Foundation. Mr. Fatzinger also previously served on the board of directors of Optelecom, Inc., which was a Nasdaq listed company prior to its sale in 2011.

As a former leader of high-profile companies in the financial industry, Mr. Fatzinger brings to the Board a broad range of capabilities relating to the management, operation, and financial performance of companies. He has led and overseen institutions throughout the many stages of a company’s lifecycle. Mr. Fatzinger also has a deep understanding of the Company and its operations, having served on our Board since our initial public offering and chaired our Compensation Committee since 2004. This knowledge and his financial and operational experience make him a valued and important contributor to our Board.

Richard J. Kerr	81	2002

Mr. Kerr has served as a director of ManTech since 2002. From 1994 to 2002, Mr. Kerr served as Chairman of our Advisory Board. From 1996 to 2001, Mr. Kerr served as President of the Security Affairs Support Association, an organization comprising government and industry members that is focused on national security policy. Prior to that, Mr. Kerr worked at the Central Intelligence Agency for 32 years, including as Deputy Director for Central Intelligence. Mr. Kerr headed a small team that assessed intelligence produced prior to the Iraq war, at the request of the Secretary of Defense and Director of Central Intelligence. Mr. Kerr currently serves on the board of directors of BAE Systems, Inc., a subsidiary of BAE Systems plc. He also previously served on the boards of directors of MITRE Corporation and LexisNexis.

Mr. Kerr brings to the Board significant leadership experience and industry knowledge, particularly within the intelligence community. His continued involvement in the formation of the nation’s security policies has ensured his continued expertise in this area. His many years of combined service on our Board and our Advisory Board, as well as his service on the board of directors of other high-profile companies in our industry, gives him a significant understanding of the role of the Board, and knowledge of the Company, its operations, and the markets it serves. His familiarity with and knowledge of issues relating to the operation of certain Company business activities involving programs designated as classified by the U.S. government and his understanding of cyber security risks give him the background to chair our Special Programs Oversight Committee.

ManTech International 2017 Proxy Statement	15

Name	Age	Director Since

Kenneth A. Minihan	73	2006

Lieutenant General Minihan (Retired) has served as a director of ManTech since 2006. Since 2002, Lieutenant General Minihan has served as Managing Director of the Homeland Security Fund for Paladin Capital Group. From 1999-2002, Lieutenant General Minihan served as President of the Security Affairs Support Association. Lieutenant General Minihan served for over thirty years in the Air Force, serving from 1996 to 1999 as the 14th Director of the National Security Agency/Central Security Service. From 1995 to 1996, he was a Director of the Defense Intelligence Agency. Among Lieutenant General Minihan’ s awards and decorations are the National Security Medal, the Defense Distinguished Service Medal, the Bronze Star, the National Intelligence Distinguished Service Medal, and the Legion of Merit. Lieutenant General Minihan is a founder of the Intelligence and National Security Alliance in Washington, D.C., and serves on the boards of directors of KEYW Corporation (NASDAQ: KEYW), CGI Federal, a subsidiary of CGI Group Inc., and Lexis Nexis Special Services Inc. He also is a former member of the board of directors of Verint Systems, Inc. (NASDAQ: VRNT) and BAE Systems, Inc., a subsidiary of BAE Systems plc.

Lieutenant General Minihan brings to the Board an impressive mix of military, government, business, and investment experience in the Company’s industry. His position as Managing Director of the Homeland Security Fund for Paladin Capital Group also gives Lieutenant General Minihan keen insight into merger and acquisition activity within our industry. Lieutenant General Minihan’ s industry knowledge is supplemented by his experience serving on numerous other public and private company boards in the defense and government IT services industry, and as a result he has deep understanding of the role of the Board and the Company, as well as the Company’s addressable markets.

Recommendation of the Board of Directors

The Board recommends that you vote “FOR” the election of each of the director nominees listed above. All proxies executed and returned will be voted “FOR” all of the director nominees unless the proxy specifies otherwise.

16	ManTech International 2017 Proxy Statement

EXECUTIVE OFFICERS

We have set forth below the positions, names and ages (as of the Mailing Date) of our current executive officers (other than George Pedersen, our CEO and Chairman of the Board). Biographical information for each of our executive officers is also presented below. The biographical and other required information for Mr. Pedersen is presented in the section of this proxy statement captioned “Information Regarding the Nominees for Election as Directors.”

Our executive officers serve at the discretion of the Board.

Name	Age	Position

Judith L. Bjornaas	54	Executive Vice President and Chief Financial Officer

Ms. Bjornaas became our Chief Financial Officer (CFO) in November 2016. Ms. Bjornaas served as the Company’s Senior Vice President of Financial Planning and Analysis and Deputy Chief Financial Officer from December 2010 until November 2016. Ms. Bjornaas assumed the duties and responsibilities of the Company’s principal accounting officer in August 2012. Prior to joining ManTech, she was the chief financial officer of NCI, Inc. (NASDAQ: NCIT), an approximately $500 million organization that provides information technology and professional services and solutions to federal government agencies, since that company’s initial public offering in 2005. During her time at NCI, Ms. Bjornaas was responsible for all of the accounting and financial operations of the company, including pricing, cash management, budgeting and forecasting

Kevin M. Phillips	55	President and Chief Operating Officer

Mr. Phillips is our President and Chief Operating Officer. Mr. Phillips served as ManTech’s Executive Vice President and CFO from 2005 to 2016. Prior to his role as CFO, Mr. Phillips served as Corporate Vice President and Chief of Staff for ManTech, in which capacity he played an active role in the integration of acquisitions and other strategic business issues. Mr. Phillips joined ManTech in December 2002. He was formerly the chief financial officer of CTX Corporation, a provider of information technology and software strategies and solutions to the national intelligence community. Mr. Phillips spent seven years as part of CTX Corporation’s executive management team. Prior to that, he held various roles including controllerships at IT service providers to the government.

Daniel J. Keefe	63	Group President - MSS

Brigadier General Keefe (Retired) has served as the president of the Company’s Mission Solutions and Services Group (MSS) since February 2013. Mr. Keefe previously served as the Executive Vice President and Group General Manager for MSS. Prior to joining ManTech in March 2011, he was a senior vice president and general manager in the MPRI division of L-3 Communications, an organization of approximately 5,000 employees that provided education, training, development, and staffing solutions for government customers. In his tenure at L-3, Mr. Keefe also served as vice president of operations for the L-3 Communications Linguist and Technical Services Division, which provided linguist and translation support to deployed U.S. forces and government agencies.

L. William Varner, III	65	Group President - MCIS

Mr. Varner serves as president of the Company’s Mission, Cyber & Intelligence Solutions Group (MCIS). He was named president of MCIS in September 2009. From 2004 until September 2009, Mr. Varner was a vice president, corporate officer, and executive director of the Intelligence Operations operating unit of Northrop Grumman/TASC, a $400 million organization that specialized in highly technical engineering and operations support to the Intelligence Community. Mr. Varner joined TASC in 1978 and held positions of increasing responsibility in project, program, and line management before becoming a senior executive.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis that follows this report. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into ManTech’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Compensation Committee Members

Walter R. Fatzinger, Jr., Chairman
Barry G. Campbell

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis contains statements regarding individual and Company performance targets and goals. These targets and goals are disclosed in the limited context of our compensation program. These targets and goals are not statements of our expectations or estimates of results or other guidance. Investors should not apply the targets and goals to any other context.

This section describes the compensation for our Chief Executive Officer and Chief Financial Officer in 2016, as well as each of our other three most highly compensated executive officers in 2016, all of whom we refer to collectively as our named executive officers. Our named executive officers for 2016 were: George J. Pedersen (our Chairman of the Board and Chief Executive Officer), Judith L. Bjornaas (our Executive Vice President and Chief Financial Officer), Kevin M. Phillips (our President and Chief Operating Officer), and Daniel J. Keefe and L. William Varner, III (the presidents of our two primary business groups).

On November 1, 2016, Mr. Phillips was appointed to serve as our President and Chief Operating Officer, having previously served as our Executive Vice President and Chief Financial Officer. Also on November 1, 2016, Ms. Bjornaas was appointed to serve as our Executive Vice President and Chief Financial Officer, having previously served as our Senior Vice President and Deputy Chief Financial Officer. Both appointments were effective on November 7, 2016. In his role as Chairman of the Board and Chief Executive Officer, Mr. Pedersen continues to spearhead our overall strategy and corporate vision (which includes mergers and acquisitions and company investments), drive corporate governance matters, and lead the board of directors.

Executive Summary

Our executive compensation program is based upon a foundation of providing compensation that has a strong relationship to performance, as exemplified by our compensation philosophy (as described below). We continually evaluate the individual elements of our executive compensation program in light of market conditions, operational needs, and corporate governance requirements, and we make changes as needed and where appropriate for our business. We believe that our executive compensation structure continues to properly incentivize our executive officers’ contribution to the Company’s financial and operational performance. Specifically, we believe that the design of the non-discretionary component of our annual incentive compensation program ties the interests of our executives to the Company’s financial results by providing significant incentive payments only where there is objective evidence of exemplary performance. For the non-discretionary component of our incentive compensation program in 2016, we used performance measures that relate to overall Company performance for our named executive officers who are corporate executives, and used a combination of overall Company performance measures and applicable business group performance measures for our named executive officers who are business group presidents. The discretionary component of our annual incentive compensation program provides us with flexibility to consider qualitative factors so that, where appropriate, we can capture and reward the individual performance and contributions of our named executive officers that are not captured by the non-discretionary component of our program. Also, with regard to the equity component of our executive compensation program, in 2016 the Company granted performance-based restricted stock units (RSUs), which are earned based on the achievement of specified compounded average growth rates for the Company’s revenues and earnings per share over a two-year performance

18	ManTech International 2017 Proxy Statement

period. The RSUs will be earned only if the named executive officer is employed with the Company through the last day of the performance period or if, before the last day of the performance period, the named executive officer’s employment terminates due to death or disability, in which case the award vests at target levels on that date.

In 2016, ManTech demonstrated strong financial performance, as we experienced revenue growth, strong contract awards, and excellent cash flow. Furthermore, the Company demonstrated continued improvement with respect to numerous other financial metrics, including growth in operating income, net income and earnings per share (EPS), as well as improvement in the Company’s operating margin. We also made two targeted acquisitions in the growing markets of cyber and health IT: the purchase of Oceans Edge, Inc’s cyber business and Edaptive Systems, Inc., which enhanced our capabilities and positioning within U.S. Cyber Command and the Centers for Medicare and Medicaid Services, respectively. Our focus on business development activities and the general improvement in the industry outlook and budgetary environment resulted in $2.3 billion in contract awards during the year, which represents a 1.4x book-to-bill ratio. A significant portion of our awards in 2016 were for new business, and we continued to experience a high level of proposal activity during the year. We finished 2016 with revenues of approximately $1.6 billion, operating income of approximately $91 million, and cash flow from operations of $96 million. We exited 2016 with cash on hand of $65 million, with no outstanding borrowings under our $500 million revolving credit facility. For a more detailed description of our fiscal year 2016 financial results, see our consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2016 Annual Report on Form 10-K.

Throughout 2016, our named executive officers led the Company through a number of important efforts in furtherance of our long-term strategy of delivering our broad set of capabilities to our customers through tailored solutions to meet the evolving requirements of their most important missions. We are committed to being recognized by our customers, employees and investors as the premier provider of technology and engineering services and solutions to the federal government market. Key initiatives led by our named executive officers included:

➢

Continuing to refine business development and bid and proposal capabilities to pursue a significant volume of bids and proposals (much of it representing new work and/or larger contract award opportunities) in support the Company’s growth initiatives; and

➢	Management of the business to return the Company to an organic growth and improved profitability profile, including managing the business to the Company’s target indirect rates.

Management Changes in 2016

On November 1, 2016, Mr. Phillips was promoted to serve as our President and Chief Operating Officer, effective November 7, 2016. In connection with his appointment as our President and Chief Operating Officer, Mr. Phillips’ annual base salary was increased by 25% to $900,000, and his target annual cash payment under our annual incentive compensation program was increased to 85% of his base salary. The Compensation Committee also approved a one-time grant of an equity award in the amount of 26,788 restricted stock units. The grant date of the restricted stock units was November 7, 2016. The restricted stock units granted to Mr. Phillips are time-based, with half of the restricted stock units vesting on the fourth anniversary of date of the grant, and the remaining half vesting on the fifth anniversary of the date of the grant, subject in each case to the continued employment of Mr. Phillips through the applicable vesting date. Mr. Phillips also continues to participate in our annual equity grants pursuant to our long term incentive program and participates in other employee benefit programs and the 401(k) plan.

Also on November 1, 2016, Ms. Bjornaas was promoted to serve as our Executive Vice President and Chief Financial Officer, effective November 7, 2016. In connection with her appointment as our Executive Vice President and Chief Financial Officer, Ms. Bjornaas’ annual base salary was increased by 23% to $475,000, and her target annual cash payment under our annual incentive compensation program was kept at 75% of her base salary. Ms. Bjornaas will also be eligible to continue to participate in the annual equity grants pursuant to our long term incentive program and participates in other employee benefit programs and the 401(k) plan.

Objectives of Our Executive Compensation Program

Our executive compensation program is designed to support the Company’s key business objectives of creating long-term value for, and promoting the interests of, our stockholders. In order to align the interests of our executives

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with the interest of our stockholders, we believe that our executive compensation program should provide our executive officers with competitive compensation opportunities that reward contributions to the financial and operational success of the Company, as well as their personal performances.

Specifically, per our compensation philosophy, we believe that our executive compensation program should:

➢

Be tied in substantial part to financial performance, so that our executives are held accountable, through their compensation, for the performance of the Company and (if applicable) the business groups for which they are responsible;

➢	Be structured to appropriately balance short-term and long-term compensation incentives consistent with the short-term and long-term objectives of the Company;
➢	Align the interests of management with shareholders through appropriate equity compensation;
➢

Consider qualitative and other quantitative factors beyond the quantitative financial metrics that serve as the basis for the non-discretionary portion of our annual incentive compensation program, in the determination of whether discretionary bonus payments to individual executives are appropriate; and

➢	Re flect the competitive marketplace, so we are able to attract, retain, and motivate talented executives.

Executive Compensation Setting Process

The Compensation Committee is responsible for setting the compensation of our executive officers. In making executive compensation decisions, the Compensation Committee consults with our CEO and other members of our management team, and relies upon the assistance of E&Y, which serves as the Compensation Committee’s independent compensation consultant. For additional information about E&Y, see the “Compensation Committee” section of this proxy statement.

The Compensation Committee believes that the input of management is an important part of the executive compensation setting process. As a result, the Compensation Committee requested that management provide initial recommendations with respect to the 2016 compensation packages for each named executive officer. These recommendations included types and amounts of compensation for each executive, as well as appropriate goals for each of the 2016 performance metrics, which were determined by the Compensation Committee. In setting each executive’s compensation opportunities for 2016, the Compensation Committee considered management’s recommendation in light of, and in addition to, other factors, including the executive’s individual experience, organizational role and job responsibilities, performance, and prior compensation levels, as well as retention and other specific management needs of the Company.

In evaluating the reasonableness of its compensation decisions and the Company’s compensation programs generally, the Compensation Committee takes into account the compensation practices of, and the competitive market for executives at, companies with which we compete. To this end, the Compensation Committee asked E&Y to perform an analysis of the Company’s executive compensation program, including a review of the overall competitiveness of proposed compensation levels to prevailing market standards for executive officers. The market information included in this analysis was based on published compensation surveys for similarly-sized companies within the business software and services industry (as sorted and refined by E&Y on a position-by-position basis), as well as proxy analysis of the Company’s compensation peer group, and was used to generate “market consensus” figures for each of our executive officer’s total cash compensation (base salary and annual incentive) and, where available, total direct compensation (total cash compensation plus long-term incentives). Market consensus figures were presented at both the 50th and 75th percentiles of the market data to provide general information on a market competitive range of compensation for each position.

20	ManTech International 2017 Proxy Statement

E&Y does not identify to the Compensation Committee the individual companies that compose the published survey data for each executive’s position. The Compensation Committee, in consultation with E&Y and management, determined the compensation peer group used to produce the proxy analysis. The primary basis for selecting the peer group was to identify public companies with which we compete directly for executive talent, customers, market share, capital, and shareholders. Our compensation peer group for the year comprised the following 12 companies:

• Booze Allen Hamilton Holding Corp	• Harris Corporation	• NCI, Inc.

• CACI International, Inc.	• ICF International	• SAIC, Inc.

• Computer Sciences Corporation	• Leidos Holdings Inc.	• Unisys Corporation

• Engility Holdings Inc.	• MAXIMUS, Inc.	• Vectrus Inc.

The Compensation Committee did not consider the market consensus figures for the purposes of benchmarking or otherwise targeting any component of executive compensation or total executive compensation at a particular percentile of market; rather the Compensation Committee used market consensus figures as a reference point in its overall determination of the types and amount of compensation to be paid to our executive officers, in light of the Compensation Committee’s own evaluation of the circumstances with respect to each executive officer. Factors that may cause an individual executive’s compensation to fall outside of the market consensus figures presented to the Compensation Committee include competitive factors, the Company’s financial and operating performance, the individual executive’s position or performance, the Company’s general view on the appropriate portion of compensation for its executives that should be cash-based, and other factors that may be considered relevant by the Compensation Committee in determining the best way to align our executive officers’ interests with those of our stockholders.

2016 Named Executive Officer Compensation

Our compensation program utilizes three principal types of compensation: base salary, annual cash incentive payments, and long-term incentive compensation. While we do pay some compensation through employee benefits and perquisites, these forms of compensation generally do not represent a significant portion of the total compensation we pay our executives.

Base Salary

We pay our named executive officers base salaries that reflect the requirements of the marketplace. We also take into account the individual executive’s experience, base salary levels over the last several years, organizational alignment, personal performance, internal pay equity considerations, and (if applicable) size and other factors related to the business group for which the executive is responsible. The consideration given to each of these factors differs from individual to individual, as deemed appropriate.

Based on the factors listed above, in March 2016, as part of our regular salary setting process, the Compensation Committee approved an increase in base salaries for the Company’s named executive officers. The base salaries for Mr. Pedersen, Ms. Bjornaas, Mr. Phillips, Mr. Keefe and Mr. Varner were increased by $40,000, $10,000, $20,000, $20,000 and $20,000, respectively. In addition, upon their promotions in November 2016, Mr. Phillips’s salary was increased by $180,000 and Ms. Bjornaas’s salary was increased by $90,000, in each case effective November 7, 2016.

The final 2016 base salaries for our named executive officers are shown in the following chart.

Executive	2016 Base Salary
Mr. Pedersen	$1,840,000
Ms. Bjornaas	$475,000
Mr. Phillips	$900,000
Mr. Keefe	$845,000
Mr. Varner	$845,000

ManTech International 2017 Proxy Statement	21

Annual Cash Incentive Compensation Program

Our named executive officers have the potential to earn cash payments through our annual incentive compensation program. Our annual incentive compensation program has both non-discretionary and discretionary components. The non-discretionary component of each executive’s annual incentive compensation opportunity was established pursuant to, and governed by, the Company’s 2016 Executive Incentive Compensation Plan (2016 IC Plan). On an annual basis, the Compensation Committee also considers for each executive whether a discretionary bonus payment is appropriate.

We have chosen to make annual incentive compensation payments in the form of cash rather than equity, as the equity compensation component of our compensation program is designed to provide a longer-term incentive for our named executive officers.

➢	Non-Discretionary Incentive Compensation Payments

The material elements of the non-discretionary component of our annual incentive program are as follows:

➢	A uniform and systematic process that uses objective and specific measures to determine the amount of incentive compensation to be paid;
➢	Company and business group performance goals that support the operating objectives for the Company as a whole; and
➢

Compensation Committee discretion to reduce the amount of the non-discretionary portion of a named executive officer’s annual cash incentive payment that would otherwise be payable upon the executive’s achievement of the pre-established goals.

Structure of 2016 Non-Discretionary Incentive Opportunities

For 2016, we used the following performance measures at both the Company-level and business group-level for the non-discretionary component of our annual incentive program.

Revenue

Revenue is the principal means by which we measure our overall growth, which is an important factor at this point in the life of the Company. Because of profit margin limitations that apply to government contracts, increasing our revenue is the principal method by which we can increase our profits.

EBIT	Earnings before interest and taxes (EBIT) is the principal method by which we measure our profitability and monitor our ability to achieve returns for our stockholders.
Bookings

Bookings refers to the total value of all contracts, including renewals and customer purchases in excess of prior contracted commitments, awarded during the year. Generally, for Indefinite Delivery/Indefinite Quantity contracts, we only include in our bookings executed task orders and an estimate of revenues for solutions that we believe we will be asked to provide in the future under the terms of those contracts for which we have an established pattern of revenues. Awards of new contracts and the renewal of existing contracts are an important measure of our market positioning and future prospects.

22	ManTech International 2017 Proxy Statement

For 2016, the non-discretionary annual incentives for each of Messrs. Pedersen and Phillips and Ms. Bjornaas were based solely on Company-level performance measures. By using only Company-level performance measures, the incentives for these executives were balanced for all aspects of the Company’s business, and were intended to encourage them to attend to the entire business of the Company and make decisions for the benefit of the entire Company. The percentage achievement of each of the Company-level performance goals is multiplied by a weighting factor, and the resulting products are added to determine an overall Company-level performance score. For 2016, the revenue, EBIT and bookings performance measures for Messrs. Pedersen and Phillips and Ms. Bjornaas were equally weighted. The Company-level performance measures, associated weighting factors, and goals for 2016 are shown in the following table:

Company-Level Performance Measures

Performance Measure	Weighting	Goal (dollars in thousands)
Revenue	33%	$1,750,000
EBIT	33%	$102,000
Bookings	33%	$2,500,000

The non-discretionary annual incentives for Messrs. Keefe and Varner were based on a combination of the Company-level performance goals described above (using the same weighting factors used for Messrs. Pedersen and Phillips and Ms. Bjornaas) and performance goals for the business group for which each of Mr. Keefe and Mr. Varner was responsible. By using both Company-level and business group-level measures, the incentives were intended to encourage these executives to make decisions that benefit their respective business groups and the Company as a whole. The overall performance score for the Company-level goals and the overall performance score for the business group-level goals are each multiplied by a weighting factor, and then added together to determine a composite performance score. For 2016, the overall Company-level and business group-level performance scores were equally weighted for Messrs. Keefe and Varner. Certain business group-level performance measures, associated weighting factors, and goals are shown in the table below.

Business Group-Level Performance Measures

		Mr. Varner	Mr. Keefe
Performance Measure	Weighting	Goal (dollars in thousands)
Revenue	33%	$835,000	$800,000
EBIT[1]	33%
Bookings	33%	$1,165,000	$1,220,000

[1]

EBIT goals for the business groups were set in proportion to the Company-level goal for that measure, taking into account the size, customers, contract types, and other attributes of the relevant business group. EBIT goals were designed to be challenging to meet at targeted performance, with the maximum score attainable only under circumstances indicating extraordinary performance.

ManTech International 2017 Proxy Statement	23

The performance score for each of our named executive officers is converted by fixed formula to an annual incentive award amount based on final 2016 base salary. For 2016, the non-discretionary incentive award opportunity for each of our named executive officers at threshold, target, and maximum performance levels is set forth in the following table.

Non-Discretionary Incentive Award Opportunities

Executive	Threshold Performance Score (75% of Target)	Target Performance Score (100% of Target)	Maximum Performance Score (125% of Target)
Mr. Pedersen	$345,000	$1,380,000	$2,420,000
Ms. Bjornaas	$89,000	$356,000	$620,000
Mr. Phillips	$191,000	$765,000	$1,340,000
Mr. Keefe	$180,000	$720,000	$1,260,000
Mr. Varner	$180,000	$720,000	$1,260,000

2016 Non-Discretionary Incentive Compensation Results

Calculation of the Company-level performance score used to determine results for Ms. Bjornaas and Messrs. Pedersen, Phillips, Keefe and Varner for 2016 is shown in the table below.

Company-Level Performance Score

Performance Measure	Weighting	% Achievement	Performance Score
Revenue	33%	92%	31%
EBIT	33%	89%	30%
Bookings	33%	92%	31%
Company-Level Performance Score			91%

Each of the non-discretionary annual incentive payment opportunities for Mr. Pedersen, Ms. Bjornaas and Mr. Phillips was based solely on the Company-level performance score. As a result of the achievement of the Company-level performance score, Mr. Pedersen, Ms. Bjornaas and Mr. Phillips earned the following non-discretionary annual incentive payments for 2016.

Executive	2016 Non- Discretionary Annual Incentive Payments
Mr. Pedersen	$1,000,000
Ms. Bjornaas	$260,000
Mr. Phillips	$560,000

The business group-level performance score for each of our business group presidents was calculated using performance results for the business group for which the executive was responsible during 2016. Calculation of each of the business group-level performance scores for 2016 is shown in the table below.

Business-Group Level Performance Scores

		Mr. Keefe		Mr. Varner
Performance Measure	Weighting	% Achievement	Score	% Achievement	Score
Revenue	33%	104%	35%	92%	31%
EBIT	33%	101%	34%	96%	32%
Bookings	33%	98%	33%	94%	31%
Business Group-Level Performance Score			101%		94%

24	ManTech International 2017 Proxy Statement

Each business-group performance score was multiplied by a weighting factor of 50%, and then added together with the equally-weighted Company-level performance score (which was 91%) to yield a composite performance score of 96% in the case of Mr. Keefe and 92% in the case of Mr. Varner. Based on these composite performance scores, Messrs. Keefe and Varner earned the following non-discretionary annual incentive payments for 2016.

Executive	2016 Non- Discretionary Annual Incentive Payments
Mr. Keefe	$640,000
Mr. Varner	$560,000

ManTech International 2017 Proxy Statement	25

➢	2016 Discretionary Bonus Payments

As part of our annual incentive compensation program, the Compensation Committee considers whether discretionary bonus payments should be made to our named executive officers. In determining the amount of any discretionary bonus payments, the Compensation Committee may take into account any objective or subjective factors that the Compensation Committee deems appropriate, including individual contributions, retention needs, and other qualitative or quantitative factors not captured by the non-discretionary component of our annual incentive compensation program.

For 2016, the Compensation Committee awarded the following discretionary bonuses to our named executive officers (other than Mr. Pedersen, who did not receive a discretionary bonus).

Executive	2016 Discretionary Payment
Ms. Bjornaas	$115,000
Mr. Phillips	$240,000
Mr. Keefe	$160,000
Mr. Varner	$170,000

The discretionary bonus payments were used, as designed, to capture and reward individual performance that the non-discretionary component of our incentive compensation program did not capture. The size of the discretionary bonus for each of the named executive officers was determined based on the Compensation Committee’s assessment of the individual officer’s achievements for the year, including the named executive officers’ contributions to the planning and execution of the key initiatives described in the Executive Summary, and (where applicable) the level of compensation required to ensure continuity in executive leadership positions, which the Compensation Committee believes is important to creating long-term value for, and promoting the interests of, our stockholders. In addition, the Compensation Committee considered the factors discussed below with respect to the executive officers receiving discretionary bonus payments.

➢	Corporate Named Executive Officers

Ms. Bjornaas (EVP and CFO)

Development and implementation of new rate management methodology to align corporate spending with the changing base of business; leadership in successful efforts to improve cash collections and receivable days outstanding on programs where the cash collection process is challenging and which tend to have higher DSOs; maintenance of robust and flexible balance sheet that can support the Company’s strategic investment objectives, while returning value to shareholders via our regular cash dividend program; led implementation of financial system changes that will drive efficiencies in 2017.

Mr. Phillips (President and COO)

Leadership of strategic reprioritization of markets, investments and operational focus to drive growth; leadership of outreach efforts to communicate Company positioning to the investor community; maintenance of robust and flexible balance sheet that can support the Company’s strategic investment objectives, while returning value to shareholders via our regular cash dividend program; leadership in positioning the Company for growth while stabilizing operating margins; leadership of Company-wide effort to improve bidding practices.

26	ManTech International 2017 Proxy Statement

➢	Business Group Presidents

Mr. Keefe (MSS Group President)

Led execution of certain customer and market diversification initiatives; expansion of the Company’s presence at DHS; led strategic efforts to align the MSS business group with emerging IT capabilities, including cloud environment and agile and DevOps software development methodologies; leadership in successful award of certain contracts that will help expand market presence throughout 2017; significant expansion of business opportunity pipeline capable of supporting out-year objectives for growth and market positioning.

Mr. Varner (MCIS Group President)

Expansion of the Company’s presence at, and reputation and relationships with, key intelligence community customers and with industry; strengthening operational management of the MCIS business group; leadership in enhancing MCIS’s business development capabilities to lead increasingly complex bids within the intelligence community; expansion and strengthening of MCIS’s hiring capabilities in an environment of staffing challenges for certain high-end personnel; significant contract win that will provide exposure to a new customer and help drive growth in 2017.

In light of these factors, the Compensation Committee determined that the size of the discretionary awards to each of the named executive officers was appropriate.

Long-Term Incentive Compensation

We provide long-term incentives to our named executive officers through annual equity grants. The grants are designed to align the interests of our named executive officers with those of our stockholders and provide these executives with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the Company. The Compensation Committee makes all equity grants to our named executive officers.

In 2016, the Compensation Committee granted performance-based RSUs to the Company’s executive officers. The Compensation Committee determined that such grants were consistent with the Company’s goals of fostering significant ownership of our common stock by our management, aligning the interests of our management with the creation of stockholder value and motivating our management to achieve long-term growth and success of the Company.

The awards to Ms. Bjornaas and Messrs. Phillips, Keefe and Varner provide for a target number of RSUs, with the actual number of RSUs to be determined and earned based upon the satisfaction of performance criteria over the performance period for the award, as described below. The performance period is from January 1, 2016 through December 31, 2017. Based on actual results, the actual amount of RSUs earned may range from 0% to 150% of the recipient’s respective target award amount.

The target number of RSUs awarded to Ms. Bjornaas and Messrs. Phillips, Keefe and Varner is as follows.

Executive	2016 Target RSU Award
Ms. Bjornaas	6,000
Mr. Phillips	12,000
Mr. Keefe	12,000
Mr. Varner	12,000

Consistent with past practice, because of the level of Mr. Pedersen’s stock ownership as Company co-founder, the Compensation Committee determined that Mr. Pedersen would not receive any equity grants in 2016.

ManTech International 2017 Proxy Statement	27

The performance criteria used for the performance-based RSUs is based on the compounded average growth rate (CAGR) for the following Company measures over the two-year performance period.

Revenue

Revenue refers to the total revenue from all sources determined in accordance with GAAP and as reported in the Company’s Form 10-K for the corresponding fiscal year, as may be adjusted by the Compensation Committee in its sole discretion in accordance with the terms of the award agreement.

EPS

EPS refers to diluted earnings per share from continuing operations determined in accordance with GAAP and as reported in the Company’s Form 10-K for the corresponding fiscal year, as may be adjusted by the Compensation Committee in its sole discretion in accordance with the terms of the award agreement.

The Compensation Committee may, in its sole discretion, adjust revenue and EPS to exclude the cumulative effect of changes in accounting policies (which include changes in GAAP) adopted by the Company during the performance period, and EPS will be adjusted to exclude the impact of any asset write-downs or goodwill impairments. In addition, the Compensation Committee may, in the exercise of discretion permitted under Section 162(m) of the Internal Revenue Code of 1986, as amended (Section 162(m)), reduce revenue and EPS to take into account any significant unusual or infrequently occurring events and may, in its sole discretion, otherwise reduce, for any reason, the amounts that would otherwise be earned under the awards.

The CAGR of a performance measurement refers to the year-over-year growth rate of that performance measure over the two-year performance period. CAGR is calculated as follows:

For the revenue CAGR calculation, the Beginning Value is $1,550,117,000. For the EPS CAGR calculation, the Beginning Value is $1.36. For both calculations, the # of years is equal to 2.

The number of RSUs earned will be determined by calculating the Final Performance Score, which is the result of dividing the Actual Performance Score by the Target Performance Score. For this purpose, the Target Performance Score is the Combined CAGR equal to 12.5%, while the Actual Performance Score is the sum of the calculation of Revenue CAGR and the calculation of EPS CAGR over the performance period. Based on the Final Performance Score, the number of RSUs will be paid out pursuant to the following schedule:

If the Final Performance Score is:	Then the following percentage of the Target Award will be earned:
Less than 70%	0%
Equal to or greater than 70% but less than 90%	50%
Equal to or greater than 90% but less than 110%	100%
Equal to or greater than 110% but less than 130%	125%
Equal to or greater than 130%	150%

In addition to satisfying the performance criteria, an award recipient will only earn the RSUs if he or she is employed with the Company through the last day of the performance period. If a recipient’s employment terminates for any reason before the last day of the performance period (except in the case of death or disability), the RSUs will be forfeited. If, before the last day of the performance period, the recipient’s employment terminates due to the recipient’s death or if the recipient’s employment is terminated by the Company due to the recipient’s disability, then the award vests at target levels as of the date of termination.

28	ManTech International 2017 Proxy Statement

In 2015, the Company made awards to Ms. Bjornaas and Messrs. Phillips, Keefe and Varner which provided for a target number of RSUs, with the actual number of RSUs to be determined and earned based upon the satisfaction of performance criteria (the CAGR of the Company’s revenue and EPS) over a performance period from January 1, 2015 through December 31, 2016. Based on actual results over the two-year performance period ending December 31, 2016, no RSUs were earned by Ms. Bjornaas and Messrs. Phillips, Keefe and Varner under these awards.

Employee Benefits and Perquisites

Our named executive officers participate in the same employee benefit programs as other employees. We do not have any supplemental retirement plan paid for by the Company for our named executive officers. The Company maintains a Section 401(k) plan that is a tax-qualified defined contribution retirement savings plan under which all eligible employees are eligible to participate. Under the terms of the 401(k) Plan, employees can elect to contribute a portion of their compensation to the plan, and contributions are matched by the Company up to specified limits. In 2016, Ms. Bjornaas and Messrs. Phillips, Keefe and Varner each participated in the 401(k) Plan. Mr. Pedersen elected not to participate. The Company made matching contributions to the 401(k) Plan in the amounts of $10,738, $4,806, $13,152 and $15,241 for Ms. Bjornaas, Mr. Phillips, Mr. Keefe and Mr. Varner, respectively.

Our executive perquisites generally involve limited expenses, payment of certain insurance premium costs, and payments for car allowances or the use of Company cars. Mr. Pedersen is entitled to receive certain contributions and other benefits under the terms of his retention agreement, as described below. We do not provide any tax gross ups with respect to perquisites provided to our named executive officers.

Agreements with Our Named Executive Officers

CEO Compensation and Retention Agreement

The Compensation Committee determines the compensation of the CEO based on the terms of his retention agreement and the Compensation Committee’s evaluation of the same factors applied to the other named executive officers. For 2016, as has been the case historically, our CEO’s total annual cash compensation was materially greater than the annual cash compensation for our other named executive officers because of Mr. Pedersen’s responsibilities for the overall strategy of our Company, and in recognition that Mr. Pedersen does not participate in any equity-based compensation programs due to his substantial stock holdings. Mr. Pedersen does not participate in either our ESOP or 401(k) Plan, and the Company no longer maintains a non-qualified retirement plan on his behalf.

We entered into a retention agreement with our CEO at the time of our initial public offering in 2002 for the purpose of providing stable management following the offering. The retention agreement is for an indefinite term, and provides for an annual base salary of at least $1,000,000, to be reviewed annually by the Company and established for the upcoming year based substantially on the same factors and general compensation policies applicable to the Company’s other named executive officers. The retention agreement provides that Mr. Pedersen is entitled to receive contributions to qualified and non-qualified retirement plans, insurance programs, and perquisites on the same terms provided in previous years, including items such as the lease of an executive type of vehicle for business and personal use, portions of employees’ time spent on non-corporate matters on behalf of Mr. Pedersen (including attending to chauffeur/valet services and other assistance as required from time to time), and club memberships.

If we terminate Mr. Pedersen’s employment without cause, we are required to pay Mr. Pedersen a lump sum amount equal to one year’s base salary at the rate in effect immediately prior to his termination ($1,840,000 as of December 31, 2016). Mr. Pedersen agrees not to compete with us and not to solicit our customers or employees during the term of his employment and through a severance period.

ManTech International 2017 Proxy Statement	29

Executive Continuity and Stay Incentive Agreements

In December 2015, the Company entered into Executive Continuity and Stay Incentive Agreements (ECSI Agreements) with Ms. Bjornaas and Messrs. Phillips, Keefe and Varner. The ECSI Agreements provide for an unvested right to a fixed cash payment (Award) in the event of an automatic conversion of the Company’s Class B Common Stock into shares of the Company’s Class A Common Stock resulting from the death of George J. Pedersen, our co-founder, Chairman and Chief Executive Officer, pursuant to Section 4.2(e)(5)(i) of the Company’s Second Amended and Restated Certificate of Incorporation (Triggering Event). The term of the ECSI Agreements commenced on December 3, 2015, and continues until the third anniversary of that date, with automatic annual extensions thereafter unless the Company provides notice of termination, and subject to earlier termination if the executive officer’s employment with the Company terminates (i) for any reason before the Triggering Event, or (ii) for any reason other than a Qualifying Termination (as defined in the ECSI Agreements) on or after the Triggering Event.

Under the terms of the ECSI Agreements, each executive officer referenced above would receive an unvested right to the Award upon the occurrence of the Triggering Event. Vesting and payment of the Award is generally subject to a continued service requirement, with half of the amount of the Award paid on the first anniversary of the Triggering Event and half of the amount of the Award paid on the second anniversary of the Triggering Event, in each case subject to the executive officer’s continued employment with the Company through such time. Notwithstanding this continued service requirement, the full amount of any unpaid portion of an Award will be paid upon the occurrence of a “Change in Control” or a “Qualifying Termination” during the term of the ECSI Agreements and after the date of the Triggering Event. For the purposes of the ECSI Agreements, a Change of Control is deemed to have occurred upon the following events: the acquisition of beneficial ownership of fifty percent or more of the outstanding voting power of the Company’s stock, subject to certain exceptions; if the Company’s incumbent members of the Board at the beginning of any two-year period cease, for any reason, to constitute a majority of the Board, subject to certain exceptions; consummation of a reorganization, merger, or consolidation or sale or other disposition of all or substantially all of the assets of the Company, subject to certain exceptions; or approval by the Company’s stockholders of a complete liquidation or dissolution of the Company. For the purposes of the ECSI Agreements, a Qualifying Termination means a termination of the executive officer’s employment by the Company other than for “Cause” (as defined in the ECSI Agreements) and not due to the executive officer’s death or disability. Cause will be deemed to exist if the executive officer: (i) has been indicted for committing an act of fraud, embezzlement, theft or other act constituting a felony; (ii) willingly engages in illegal conduct or gross misconduct that significantly and adversely affects the Company; (iii) is unable to maintain a security clearance that is required and essential for the performance of the executive officer’s duties; or (iv) fails to perform the material duties of his or her position (subject to notice and/or cure periods in certain cases).

The ECSI Agreements provide that, to the extent that the part or all of the consideration, compensation or benefits to be paid to the executive officers under the ECSI Agreements would constitute “parachute payments” under Section 280G of the Internal Revenue Code and would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then such amounts will be either provided in full or delivered to such lesser extent which would result in no portion of such amount being subject to excise tax, based on whichever option yields the greater amount, taking into account certain standard tax considerations. Additionally, the ECSI Agreements provide that any amounts payable thereunder are intended to be exempt under Section 409A of the Internal Revenue Code under the “short-term deferral” exemption, and contain standard provisions providing for (among other things) modification of the ECSI Agreements to the extent that the they would trigger any additional tax, penalty or interest imposed by Section 409A, in order to avoid that result while preserving, to the nearest extent reasonably possible, the intended benefit for the executive officers.

30	ManTech International 2017 Proxy Statement

The Award amount for each executive officer under the ECSI agreements is as follows (in each case payable over two years following the occurrence of a Triggering Event, and subject to the continued service condition requirement described above).

Executive	ECSI Agreement Award Amount
Ms. Bjornaas	$700,000
Mr. Phillips	$1,500,000
Mr. Keefe	$1,500,000
Ms. Varner	$1,500,000

Other Matters

Say on Pay

The Compensation Committee last considered the final results of an advisory vote on the compensation of our named executive officers (Say on Pay) following our 2014 Annual Meeting of Stockholders. We again seek to conduct a Say on Pay vote in Proposal 2, the final results of which will be considered by the Compensation Committee in determining whether any changes to our executive compensation policies or decisions should be made in response to the vote. In Proposal 3, we ask stockholders to vote, on a non-binding, advisory basis, for their preference as to how frequently we should conduct a Say on Pay vote.  Our current policy is to conduct a Say on Pay vote every three years, and unless that policy changes, our next Say on Pay vote will be held at our 2020 Annual Meeting of Stockholders.

Tax and Accounting Considerations

We have considered the potential impact of Section 162(m) in structuring our executive compensation program. Generally, the value of the stock options, performance-based RSUs and the non-discretionary payments to our named executive officers under our annual incentive compensation program are fully deductible under Section 162(m). To the extent we pay a named executive officer annual compensation in the form of salary, discretionary or retention bonuses, and/or grants of non-performance-based restricted stock units in excess of $1 million in the aggregate, such amounts are generally non-deductible (other than payments to our CFO, all of whose compensation is fully deductible under Section 162(m). While the Compensation Committee considers whether or not compensation will be deductible under Section 162(m) when making compensation determinations, such tax deductibility is generally not a decisive factor with respect to such determinations. The Compensation Committee’s policy is to pay our executives in the manner that it believes is in the best interests of the Company. This has in the past resulted in, and in the future will likely result in, the payment of compensation to our named executive officers that is not tax deductible.

Recovery of Incentive Payments

We are subject to the requirements of Section 304 of the Sarbanes Oxley Act of 2002, which provides for the recovery of certain incentive compensation payments made to our CEO or CFO in the event of an accounting restatement arising because of material non-compliance with financial reporting requirements due to misconduct. No incentive compensation payment to our CEO or CFO has ever been recovered under this provision, and we have not established any other policy regarding the forfeiture or recovery of incentive compensation. We expect to implement a clawback policy in accordance with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations and standards adopted by the SEC and national securities exchanges thereunder.

Hedging and Short Term Speculative Transactions

We prohibit any company personnel, including our named executive officers, from engaging in any short-term, speculative securities transactions involving Company securities, including buying or selling put or call options, trading in options (other than those granted by the Company), engaging in hedging or monetization transactions, engaging in short sales, and holding securities in margin accounts or pledging securities as collateral.

ManTech International 2017 Proxy Statement	31

SUMMARY COMPENSATION TABLE

In the Summary Compensation Table below, certain cash payments made under our executive compensation program to our named executive officers are reported as follows:

➣

The Non-Equity Incentive Plan Compensation column is used to report the non-discretionary incentive payments earned under our Executive Incentive Compensation Plan. Such amounts were calculated and paid based on pre-established performance goals.

➣	The Bonus column is used to report discretionary bonus amounts paid under our annual incentive program.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus[1] ($) (d)	Stock Awards[2] ($) (e)	Option Awards[2] ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	All other Compensation[3] ($) (h)	Total ($) (i)
George J. Pedersen	2016	1,837,084	—	—	—	1,000,000	222,146	3,059,230
Chairman of the Board and	2015	1,782,308	210,000	—	—	790,000	259,580	3,041,888
Chief Executive Officer	2014	1,731,154	1,000,000	—	—	—	179,847	2,911,001
(Principal Executive Officer)
Judith L. Bjornaas	2016	398,189	115,000	169,560	—	260,000	12,035	954,784
Executive Vice President and	2015	372,750	40,000	185,520	—	160,000	11,921	770,191
Chief Financial Officer
(Principal Financial Office and
Principal Accounting Officer)
Kevin M. Phillips	2016	737,779	240,000	1,248,305	—	560,000	6,187	2,792,270
President and	2015	687,923	190,000	371,040	—	310,000	9,707	1,568,670
Chief Operating Officer	2014	648,615	325,000	—	356,250	—	9,064	1,338,929
Daniel J. Keefe	2016	843,250	160,000	339,120	—	640,000	29,839	2,012,209
Group President	2015	782,635	190,000	371,040	—	310,000	5,890	1,659,565
	2014	632,615	500,000	—	356,250	—	5,890	1,494,755
L. William Varner, III	2016	843,447	170,000	339,120	—	560,000	35,024	1,947,591
Group President	2015	823,449	50,000	371,040	—	650,000	27,478	1,921,967
	2014	803,087	500,000	—	356,250	—	16,055	1,675,392

[1]	Bonus payments reported in this column represent discretionary bonus payments made under our annual incentive compensation program.
[2]

The dollar amounts reflected in the “Stock Awards” column represent the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, Compensation – Stock Compensation, of grants of RSUs that vest based on the satisfaction of specified performance criteria over a two-year performance period. With respect to Mr. Phillips, the dollar amount in the Stock Awards column also includes a one-time grant of 26,788 time-based RSUs granted on November 7, 2016 in connection with his promotion to President and COO (half of the RSUs vest on the fourth anniversary of the grant date, November 7, 2020, and the remaining half vest on the fifth anniversary of the grant date, November 7, 2021).  The dollar amounts reflected in the “Option Awards” column represent the aggregate grant date fair value of option awards, computed in accordance with FASB ASC Topic 718. For information regarding the valuation assumptions used in computing grant date fair value, refer to the note entitled “Stockholder’s Equity and Stock-Based Compensation” in the Notes to our Consolidated Financial Statements included in ManTech’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2016, 2015 and 2014, as applicable.

[3]

All Other Compensation for 2016 consists of the following amounts: (a) matching contributions made to our 401(k) Plan in the amounts of $10,738, $4,806, $13,152 and $15,241 for Ms. Bjornaas, Mr. Phillips, Mr. Keefe and Mr. Varner, respectively (Mr. Pedersen voluntarily did not participate in the Company’s 401(k) Plan in 2016); (b) payments of life insurance premiums of $585 for Mr. Pedersen and $1,170 for each of Ms. Bjornaas and Messrs. Phillips, Varner and Keefe, and (c) perquisites in the amount of $222,146 for Mr. Pedersen. The perquisites for Mr. Pedersen consist of: (i) $138,117 for the portion of the total cost to the Company of employees’ time spent on non-corporate matters on behalf of Mr. Pedersen (primarily as a driver), (ii) $70,009 for tax preparation fees, (iii) legal fees, (iv) automobile expenses, and (v) a club membership. For employees’ time, the cost is determined by using the employee’s salary and overhead costs for the year to calculate an hourly cost and allocating that cost based on the percentage of time spent on these matters compared to the employees’ total time. For tax preparation fees, the amount reported is the dollar amount paid by the Company. For more information regarding the 401(k) Plan and perquisites, see “Compensation Discussion and Analysis – Employee Benefits and Perquisites.”

32	ManTech International 2017 Proxy Statement

GRANTS OF PLAN-BASED AWARDS

		Estimated Possible Payouts			Estimated Future Payouts			All Other Stock Awards:	Grant Date
		Under Non-Equity Incentive			Under Equity Incentive Plan			Number of	Fair Value
		Plan Awards[1]			Awards[2]			Shares of Stock	of Stock
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)	or Units (#)[5] (i)	and Option Awards ($)[3] (l)
George J. Pedersen
2016 Incentive Compensation Program[4]		345,000	1,380,000	2,420,000	—	—	—		—
Judith L. Bjornaas
2016 Incentive Compensation Program[4]		89,000	356,000	620,000
2016 RSUs—Performance Grant	3/15/16				3,000	6,000	9,000		169,560
Kevin M. Phillips
2016 Incentive Compensation Program[4]		191,000	765,000	1,340,000
2016 RSUs—Time Based Grant	11/7/16							26,788	909,185
2016 RSUs—Performance Grant	3/15/16				6,000	12,000	18,000		339,120
Daniel J. Keefe
2016 Incentive Compensation Program[4]		180,000	720,000	1,260,000
2016 RSUs—Performance Grant	3/15/16				6,000	12,000	18,000		339,120
L. William Varner, III
2016 Incentive Compensation Program[4]		180,000	720,000	1,260,000
2016 RSUs—Performance Grant	3/15/16				6,000	12,000	180,000		339,120

[1]	The criteria for all awards under our 2016 Executive Incentive Compensation Plan were established under the ManTech International Corporation Management Incentive Plan, 2016 Restatement.
[2]

The awards to Ms. Bjornaas and Messrs. Phillips, Keefe and Varner provide for a target number of RSUs, with the actual number of RSUs to be determined and earned based upon the satisfaction of specified performance criteria over the performance period for the award. The performance criteria used for the RSUs is based on the CAGR for revenue and EPS over a two-year performance period, which runs from January 1, 2016 through December 31, 2017. Based on actual results, the actual amount of RSUs earned may range from 0% to 150% of the recipient’s respective target award amount. The RSUs will be earned only if the named executive officer is employed with the Company through the last day of the performance period or if, before the last day of the performance period, the named executive officer’s employment terminates due to death or disability, in which case the award vests at target levels as of such date.

[3]

The amounts in this column reflect the aggregate grant date fair value of each RSU award, as computed in accordance with ASC Topic 718, Compensation – Stock Compensation. See Note 10 to our Consolidated Financial Statements included in ManTech’s 2016 Annual Report on Form 10-K for the valuation assumptions used in computing grant date fair value.

[4]

The amounts in this row represent certain potential payouts under our 2016 Executive Incentive Compensation Plan. Actual payouts are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 31. The awards were based on the performance factors described in the Compensation Discussion and Analysis section of this proxy statement, under the heading “Non-Discretionary Incentive Compensation Payments.”

[5]

A one-time equity award in the amount 26,788 time-based RSUs was granted to Mr. Phillips on November 7, 2016 in connection with his promotion to President and COO. Half of the RSUs vest on the fourth anniversary of the grant, November 7, 2020, and the remaining half vest on the fifth anniversary of the date of the grant, November 7, 2021, subject in each case to the continued employment of Mr. Phillips through the applicable vesting date.

ManTech International 2017 Proxy Statement	33

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

		Option Awards				Stock Awards
Name (a)	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable[1](c)	Option Exercise Price ($) (d)	Option Expiration Date (e)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (h)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[2] ($) (i)
George J. Pedersen		—	—	—	—	—	—
Judith L. Bjornaas	3/15/2016					6,000	253,500
	3/13/2015					6,000	253,500
	11/3/2014	10,000	5,000	29.07	11/3/2019
	3/14/2014	10,000	5,000	29.15	3/14/2019
Kevin M. Phillips	11/7/2016					26,788	1,131,793
	3/15/2016					12,000	507,000
	3/13/2015					12,000	507,000
	11/3/2014	25,000	12,500	29.07	11/3/2019
	3/14/2014	25,000	12,500	29.15	3/14/2019
	11/4/2013	37,500	—	27.89	11/4/2018
	3/15/2013	37,500	—	26.96	3/15/2018
	11/6/2012	30,000	—	26.24	11/6/2017
	3/15/2012	15,000	—	33.78	3/15/2017
Daniel J. Keefe	3/15/2016					12,000	507,000
	3/13/2015					12,000	507,000
	11/3/2014	—	12,500	29.07	11/3/2019
	3/14/2014	—	12,500	29.15	3/14/2019
L. William Varner, III	3/15/2016					12,000	507,000
	3/13/2015					12,000	507,000
	11/3/2014	25,000	12,500	29.07	11/3/2019
	3/14/2014	25,000	12,500	29.15	3/14/2019
	11/4/2013	37,500	—	27.89	11/4/2018
	3/15/2012	12,500	—	33.78	3/15/2017

[1]

The numbers of securities included in this column represent the unvested portion of stock option awards that vest over three years, with 1/3 of the total grant vesting on each of the first three anniversary dates of the grant. The options expire five years after the grant date. Vesting and continuation of the options are subject to cancellation in the event of termination of service. All options would fully vest on the officer’s death or disability.

[2]

The awards to Ms. Bjornaas and Messrs. Phillips, Keefe and Varner with the grant dates of March 15, 2016 and March 13, 2015 provide for a target number of RSUs, with the actual number of RSUs to be determined and earned based upon the satisfaction of specified performance criteria over the performance period for the award. The performance criteria used for the RSUs is based on the CAGR for revenue and EPS over a two-year performance period, which runs from January 1, 2015 through December 31, 2016 with respect to the awards granted in 2015 and January 1, 2016 through December 31, 2017 with respect to the awards granted in 2016. Based on actual results, the actual amount of RSUs earned may range from 0% to 150% of the recipient’s respective target award amount. The RSUs will be earned only if the named executive officer is employed with the Company through the last day of the performance period or if, before the last day of the performance period, the named executive officer’s employment terminates due to death or disability, in which case the award vests at target levels as of such date. While the RSUs granted in 2015 were outstanding as of December 31, 2016, it was determined in March 2017 that based on actual results over the two-year performance period ending December 31, 2016, no RSUs granted in 2015 were earned by Ms. Bjornaas and Messrs. Phillips, Keefe and Varner. The 26,788 RSUs granted to Mr. Phillips on November 7, 2016 are time-based, with half of the RSUs vesting on November 7, 2020 and the remaining half vesting on November 7, 2021, subject in each case to continued employment of Mr. Phillips through the applicable vesting date.

34	ManTech International 2017 Proxy Statement

OPTION EXERCISES AND STOCK VESTED

	Option Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($)[1] (c)
George J. Pedersen	—	—
Judith L. Bjornaas	55,000	654,513
Kevin M. Phillips	15,000	114,150
Daniel J. Keefe	120,000	1,090,796
L. William Varner, III	77,500	530,000

[1]	Computed by determining the difference between the market value of our common stock at exercise and the exercise price of the options.

ManTech International 2017 Proxy Statement	35

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL

Retention Agreement

Under his retention agreement (as further described in the Compensation Discussion and Analysis section of this proxy statement), if Mr. Pedersen is terminated without cause, he is entitled to a lump sum amount equal to his base salary (which was $1,840,000 as of December 31, 2016). For this purpose, cause means (i) a material violation by Mr. Pedersen of the retention agreement that he fails to cure to the Company’s reasonable satisfaction within thirty (30) days after the Company delivers written notice specifically identifying such violation; (ii) Mr. Pedersen’s willful failure to act in a manner consistent with his responsibilities or with the best interests of the Company that he fails to cure to the Company’s reasonable satisfaction within thirty (30) days after the Company delivers written demand that specifically identifies the manner in which the Company believes that he has not satisfactorily performed his duties; or (iii) Mr. Pedersen’s conviction of a felony (other than an offense related to the operation of an automobile that results only in a fine, license suspension or other non-custodial penalty) or other serious crime involving moral turpitude.

Equity Awards and Other Benefits

At December 31, 2016, Ms. Bjornaas and each of Messrs. Phillips, Varner and Keefe held unvested stock options that, under the standard terms of our stock option awards, would have become vested on the applicable named executive officer’s death or disability. In addition, at December 31, 2016, Ms. Bjornaas and each of Messrs. Phillips, Varner and Keefe held unvested performance-based RSUs. These RSUs will be earned only if the named executive officer is employed with the Company through the last day of the performance period or if, before the last day of the performance period, the named executive officer’s employment terminates due to death or disability, in which case the award vests at target levels on such date. Finally, at December 31, 2016, Mr. Phillips held unvested time-based RSUs, which were granted on November 7, 2016; these time-based RSUs will vest only if Mr. Phillips is employed with the Company through the last day of the vesting periods (November 7, 2020 and November 7, 2021, respectively), or if before the vesting dates, Mr. Phillips’ employment terminates due to death or disability, in which case all unvested portions of such RSUs will vest on such date. Amounts for these and other benefits payable to the named executive officers had they died or become disabled on the last business day of fiscal year 2016 are shown in the following table.

Potential Post-Termination Payments

Name	Termination Event	Severance Payment	Life Insurance Death Benefit[1]	Maximum LTD Annual Benefit[2]	Number of Options Accelerated	Aggregate Spread[3]	Shares of Stock Vested	Market Value for Shares of Stock Vested[3]
George J. Pedersen	Termination w/o Cause	$1,840,000	—	—	—	—	—	—
	Death	—	$625,000	—	—	—	—	—
	Disability	—	—	$180,000	—	—	—	—
Judith L. Bjornaas	Death	—	$1,250,000	—	10,000	$131,400	12,000	$507,000
	Disability	—	—	$180,000	10,000	$131,400	12,000	$507,000
Kevin M. Phillips	Death	—	$1,250,000	—	25,000	$328,500	24,000	$1,014,000
	Disability	—	—	$180,000	25,000	$328,500	24,000	$1,014,000
	Death	—	—	—	—	—	26,788	$1,131,793
	Disability	—	—	—	—	—	26,788	$1,131,793
Daniel J. Keefe	Death	—	$1,250,000	—	25,000	$328,500	24,000	$1,014,000
	Disability	—	—	$180,000	25,000	$328,500	24,000	$1,014,000
L. William Varner, III	Death	—	$1,250,000	—	25,000	$328,500	24,000	$1,014,000
	Disability	—	—	$180,000	25,000	$328,500	24,000	$1,014,000

[1]	Upon the death of the named executive officer on December 31, 2016, the amounts in this column would have been payable from life insurance policies for which the Company paid the premiums.
[2]

Upon the permanent disability of the named executive officer on December 31, 2016, the amounts in this column would have been payable from a disability insurance policy for which the Company pays the premiums. Long-term disability pays 40% of salary, up to a maximum monthly benefit of $15,000.

[3]	Based on a per share price of $42.25 (the closing price of our stock on December 30, 2016).

36	ManTech International 2017 Proxy Statement

COMPENSATION RISK MANAGEMENT

Management reviews the Company’s overall compensation structure (taking into account such factors as the overall mix of compensation, the performance metrics that are used under the Company’s incentive programs, the length of the performance periods under such programs, and the overall relationship of the Company’s compensation programs to the Company’s business risk) annually, or whenever the Company considers new compensation policies or programs for its employees. Management periodically reports the results of its evaluation to the Compensation Committee, including any findings of risk related to the Company’s compensation structure, as well as any factors that may mitigate the risk posed by the particular compensation policy or program. The Compensation Committee considers management’s conclusions in fulfilling its responsibilities with respect to the Company’s executive compensation program. Based on management’s assessment, the Company has concluded that its compensation policies and procedures do not create risks that are reasonably likely to have a material adverse effect on the Company.

ManTech International 2017 Proxy Statement	37

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Securities Exchange Act of 1934 requires that we provide our stockholders with the opportunity to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC, which we refer to as the Say on Pay vote. Our Board of Directors has adopted a policy to provide such an advisory vote every three years. Unless the Board of Directors modifies that policy, the next advisory vote will be held at our 2020 Annual Meeting of Stockholders. In Proposal 3, we ask stockholders to vote, on a non-binding, advisory basis, for their preference as to how frequently we should conduct a Say on Pay vote.

As described in detail in the Compensation Discussion and Analysis section of this proxy statement, our compensation philosophy supports our key business objectives of creating value for, and promoting the interests of, our stockholders. In order to align the interests of our executives with those of our stockholders, we believe that our executive compensation programs must provide our named executive officers with competitive compensation opportunities that reward both their contributions to the development and financial success of the Company and their personal performance.

For a discussion of considerations related to the 2016 compensation decisions for our named executive officers, see the Executive Summary contained in the Compensation Discussion and Analysis section.

The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. This vote on named executive officer compensation is advisory, which means that the vote is not binding on the Company, the Board or the Compensation Committee. The Compensation Committee will consider the results of this vote in making future determinations with respect to compensation policies and decisions.

Recommendation of the Board of Directors

The Board recommends that you vote “FOR” the resolution set forth below approving the compensation of the named executive officers, as disclosed in the Company’s 2017 Proxy Statement. All proxies executed and returned will be voted “FOR” the resolution approving the compensation of the named executive officers unless the proxy specifies otherwise.

RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s 2017 proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2016 Summary Compensation Table and the other accompanying tables and disclosures.

38	ManTech International 2017 Proxy Statement

PROPOSAL 3

SAY ON FREQUENCY

Section 14A of the Securities Exchange Act of 1934 provides that stockholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should conduct an advisory vote for approval of the compensation of our named executive officers as disclosed in accordance with the SEC’s compensation disclosure rules, which we refer to as a Say on Pay vote. Stockholders may indicate whether they would prefer that we conduct future Say on Pay votes every one, two, or three years. Stockholders also may abstain from casting a vote on this proposal. Our stockholders voted on a similar proposal in 2011, and the frequency of once every three years received the most support.

The Board has determined that a Say on Pay vote that occurs once every three years is the most appropriate alternative for the Company, and therefore recommends that you vote for a three-year interval for the Say on Pay vote. In determining to recommend that stockholders vote for a frequency of once every three years, the Board considered how a Say on Pay vote at this frequency will provide our stockholders with sufficient time to evaluate the effectiveness of our overall compensation philosophy, policies, and practices in the context of our long-term business results for the corresponding period, while avoiding over-emphasis on short term variations in compensation and business results. A Say on Pay vote occurring once every three years will also permit our stockholders to observe and evaluate the impact of any changes to our executive compensation policies and practices which have occurred since the last Say on Pay vote, including changes in response to the outcome of such Say on Pay vote.

It is expected that the next vote on a Say on Frequency proposal will occur at the 2023 annual meeting of stockholders.

This vote is advisory, which means that the vote on the preferred frequency is not binding on the Company, the Board or the Compensation Committee. However, the Board and the Compensation Committee will take into account the outcome of the vote when considering the frequency of future Say on Pay votes. The Board may decide that it is in the best interests of our stockholders and the Company to hold a Say on Pay vote more or less frequently than the frequency receiving the most votes cast by our stockholders.

Stockholders may cast a vote on the preferred voting frequency by selecting the option of every one year, two years, or three years (or abstain) when voting on this Proposal 3.

Recommendation of the Board of Directors

The Board recommends that you vote for the option of every “THREE YEARS” as the preferred frequency with which stockholders are provided with an advisory vote on executive compensation. All proxies executed and returned will be voted for the option of every “THREE YEARS” unless the proxy specifies otherwise.

ManTech International 2017 Proxy Statement	39

AUDIT COMMITTEE REPORT

The Audit Committee reviews ManTech’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements, and for the public reporting process. Deloitte & Touche LLP (D&T), the Company’s independent registered public accounting firm for 2016, is responsible for expressing an opinion on the conformity of the financial statements with generally accepted accounting principles. Additionally, D&T is responsible for expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

In this context, we have reviewed and discussed with both management and the independent registered public accounting firm the Company’s audited financial statements, management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and D&T’s evaluation of the Company’s internal control over financial reporting, in each case for the year ended December 31, 2016. The Audit Committee has discussed with D&T those matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board.

D&T has provided us with the written disclosures and the letter from the independent registered public accounting firm pursuant to applicable requirements of the Public Company Accounting Oversight Board regarding the independent public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee has discussed with D&T the auditor’s independence from the Company and its management. The Audit Committee has concluded that D&T’s provision of audit and non-audit services to the Company is compatible with D&T’s independence.

Based upon the considerations, reviews, and discussions referred to above, we recommended to the Board of Directors (and the Board of Directors approved) the inclusion of the audited financial statements for the year ended December 31, 2016 in the Company’s Annual Report on Form 10-K for 2016.

The Audit Committee of the Board of Directors

Barry G. Campbell, Chairman
Mary K. Bush
Walter R. Fatzinger, Jr.
Richard J. Kerr

40	ManTech International 2017 Proxy Statement

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF

INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors is responsible for selecting and appointing our independent registered public accounting firm. The Audit Committee has appointed the firm of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2017, subject to the ratification of such appointment by our stockholders at the Annual Meeting. Although stockholder approval is not required by our bylaws or otherwise, we are submitting the appointment of D&T for ratification in order to obtain the views of our stockholders.

In the event our stockholders fail to ratify the appointment, the Audit Committee will reconsider its appointment. Even if the selection is ratified, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm at any time during the year if the Audit Committee believes that a change would be in the best interests of the Company and its stockholders.

In appointing D&T as our independent registered public accounting firm for the fiscal year ending December 31, 2017, the Audit Committee considered whether D&T’s provision of non-audit services to the Company is compatible with maintaining the auditor’s independence.

D&T served as our independent registered public accounting firm in 2016. We expect that representatives of D&T will be present at the Annual Meeting, and will be available to respond to appropriate questions. Those representatives will also have an opportunity to make a statement or comment on the financial statements if they wish to do so.

Policy Regarding Audit Committee Pre-Approval of Audit and Permitted Non-Audit Services

Our Audit Committee charter incorporates the Audit Committee’s policies for pre-approval of audit and permitted non-audit services performed by our independent registered public accounting firm. The requirement for pre-approval, in part, allows us to assess whether the provision of such services might impair the independence of our independent registered public accounting firm.

The Audit Committee approves the annual audit services engagement and (if necessary) any material changes in terms, conditions, and fees resulting from changes in audit scope or other matters.

The chairman of the Audit Committee has been authorized by the Audit Committee to pre-approve any services arising during the year that were not pre-approved by the Audit Committee at the time of the annual audit services engagement. Services that are pre-approved by the Audit Committee chairman are then communicated to, and ratified by, the full Audit Committee at the Audit Committee’s next regularly scheduled meeting.

For each proposed service, the independent registered public accounting firm is required to provide back-up documentation detailing the service. The Audit Committee regularly reviews summary reports provided to us by our independent auditor. During 2016, all services performed by D&T were approved by the Audit Committee pursuant to the Audit Committee’s pre-approval policies.

ManTech International 2017 Proxy Statement	41

Fees Paid to Deloitte & Touche LLP

The following table presents the aggregate fees that we were billed for professional services rendered by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the Deloitte Entities) for the fiscal years ended December 31, 2015 and 2016.

Type of Fees	2015	2016
Audit Fees	$1,661,306	$1,677,432
Audit-Related Fees	—	—
Tax	—	25,898
All Other Fees	—	2,600
TOTAL	$1,661,306	$1,705,930

In the table above, in accordance with the definitions and rules of the SEC, each type of fee is defined as follows.

➣

Audit Fees are fees that we were billed by the Deloitte Entities for professional services rendered for the audit of our consolidated financial statements that are included in our Annual Reports on Form 10-K, the audit of the Company’s internal control over financial reporting, and the review of financial statements included in our Quarterly Reports on Form 10-Q.

➣

Audit-Related Fees consist of fees that we were billed by the Deloitte Entities for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and which are not disclosed under the “Audit Fees” category.

➣	Tax Fees are fees that we were billed by the Deloitte Entities for professional services rendered for tax compliance, tax advice, and tax planning.

➣	All Other Fees are fees that we were billed by the Deloitte Entities for products and services that were not included in the first two categories.

Recommendation of the Board of Directors

The Board recommends that you vote “FOR” the ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2017. All proxies executed and returned will be voted “FOR” the ratification of the appointment of Deloitte & Touche LLP unless the proxy specifies otherwise.

42	ManTech International 2017 Proxy Statement

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review and Approval of Transactions with Related Persons

The Audit Committee has established a policy and associated procedures for the review, approval, and monitoring of all transactions involving the Company and “Related Parties” (the Policy). Under the Policy, a Related Party is any director, executive officer, director nominee, 5% or greater beneficial owner of the Company’s stock, or an immediate family member of any of these people. With certain exceptions that are detailed in the Policy, a Related Party Transaction is any arrangement, transaction or relationship in which the Company (or any of its subsidiaries) is a participant and any Related Party has or will have a direct or indirect interest (other than solely as a result of being a director or less than 10% beneficial owner of another entity).

Under the Policy, the Audit Committee is responsible for reviewing and approving all Related Party Transactions. If a director is involved in the proposed transaction, he or she will not participate in discussions and decisions about the proposed transaction. In determining whether to approve a proposed Related Party Transaction, the Audit Committee will take into account, among other factors:

➣

the material facts and circumstances of the transaction (such as the nature of the Related Party’s interest, the value of the proposed transaction, the benefit of the transaction to the Company, and whether the transaction is on terms comparable to an arms-length transaction);

➣	any potential impact on a director’s independence; and
➣	public disclosure issues, including any anticipated public perception issues related to the disclosure.

If the Audit Committee approves a Related Party Transaction, and the transaction is anticipated to be continuing, the Audit Committee may establish guidelines for management to follow in those continuing dealings with the Related Party. In such cases, the Audit Committee is responsible for periodically (and at least annually) reviewing and assessing the ongoing relationship or transaction to ensure it complies with the Audit Committee’s guidelines and that the Related Party Transaction remains appropriate. Additionally, the Audit Committee has adopted certain “standing approvals” for some common Related Party Transactions involving de minimis amounts (including certain types of compensation decisions for employees who are Related Parties because of their familial relationships and charitable contributions to entities that have relationships with Related Parties) that fall below the minimum threshold for public disclosure.

The Policy requires that transactions that exceed the threshold amount for disclosure in our proxy statement under the relevant SEC rules shall be disclosed in accordance with the applicable laws, rules, and regulations.

Related Party Transactions

Ms. Christine Lancaster, our Assistant Vice President and Assistant Corporate Secretary, is the daughter of Mr. George Pedersen, our Chairman of the Board and CEO. Ms. Lancaster has been employed by the Company on a full-time basis since 1986. For 2016, Ms. Lancaster received salary compensation of $144,843 and a bonus of $13,000. For 2017, we expect that the amount of Ms. Lancaster’s compensation will again exceed $120,000.

Mr. Kent Warren, the president of our ManTech Commercial Services, LLC subsidiary, is the son-in-law of Mr. Pedersen. Mr. Warren has been employed by the Company since September 2013. For 2016, Mr. Warren received salary compensation of $241,492 and a bonus of $50,000. For 2017, we expect that the amount of Mr. Warren’s compensation will again exceed $120,000.

Compensation Committee Interlocks and Insider Participation

No members of our Compensation Committee in 2016 were officers or employees of the Company or former officers of the Company, and no members of our Compensation Committee had any relationship with the Company during 2016 requiring disclosure as a related party transaction under applicable SEC rules.

None of our executive officers in 2016 served as a director or member of the compensation committee (or other board committee performing equivalent functions) of any other entity which had an executive officer serving as one of our directors or a member of our Compensation Committee.

ManTech International 2017 Proxy Statement	43

BENEFICIAL OWNERSHIP OF OUR STOCK

Ownership by Our Directors and Executive Officers

The following table sets forth certain information known to us regarding the beneficial ownership of our common stock as of the Record Date by each of the following:

➣	Our named executive officers (identified in the Summary Compensation table)

➣	Our directors and director nominees

➣	Our current directors and executive officers, as a group

We have determined beneficial ownership in accordance with the rules and regulations of the Exchange Act.

Unless otherwise indicated, the persons included in the table below have sole voting and investment power over the shares reported. In addition, because Class B Common Stock may be voluntarily converted into Class A Common Stock on a share-for-share basis, each share of Class B Common Stock also represents beneficial ownership of a share of Class A Common Stock. However, for purposes of this presentation, share amounts and ownership percentages are presented without regard to convertibility. The address for each person in the table below is the mailing address of our principal executive offices: 12015 Lee Jackson Highway, Fairfax, VA 22033-3300.

Name	Class A Common Stock			Class B Common Stock
	Total Shares Beneficially Owned[1]	Number of Option Shares[1]	Percent of Class[2]	Total Shares Beneficially Owned	Percent of Class	Total Voting Power[2,3]
George J. Pedersen[4]	—	—	—	13,190,745	100%	83.7%
Judith L. Bjornaas	27,142	25,000	*	0	—	*
Kevin M. Phillips	185,698	167,500	*	0	—	*
Daniel J. Keefe	12,650	12,500	*	0	—	*
L. William Varner, III	100,194	100,000	*	0	—	*
Richard L. Armitage	3,000	0	*	0	—	*
Mary K. Bush	7,040	0	*	0	—	*
Barry G. Campbell	20,000	0	*	0	—	*
Walter R. Fatzinger, Jr5	21,225	0	*	0	—	*
Richard J. Kerr	18,820	0	*	0	—	*
Kenneth A. Minihan	12,000	0	*	0	—	*
All directors and executive officers as a group (11 persons):	407,769	305,000	1.6%	13,190,745	100%	83.8%

[1]

Shares of common stock subject to options that are or will become exercisable within 60 days after the Record Date comprise the number of shares listed under the column Number of Option Shares, and such shares are also included in computing the total shares of Class A Common Stock beneficially owned by such individual under the column Total Shares Beneficially Owned.

[2]

An asterisk indicates that the total beneficial ownership of the class of stock or the total voting power of our outstanding common stock (in each case, including shares subject to options that may be exercised within 60 days) is less than 1%.

[3]	The holders of our Class A Common Stock are entitled to one (1) vote per share, and the holders of our Class B Common Stock are entitled to ten (10) votes per share.
[4]

Includes (i) 47,817 shares of Class B Common Stock held by the ManTech Special Assistance Fund, Inc., a fund over which Mr. Pedersen has voting and investment control, and as to which Mr. Pedersen disclaims beneficial ownership, and (ii) 1,168 shares of Class B Common Stock held by Mr. Pedersen’s wife, Marilyn A. Pedersen.

[5]	Includes 2,225 shares of Class A Common Stock held by Fidelity Brokerage Services LLC for Helen C. Fatzinger, as to which Mr. Fatzinger disclaims beneficial ownership.

44	ManTech International 2017 Proxy Statement

Ownership by Holders of More Than 5% of Our Class A Common Stock

The following table details certain information with regard to the beneficial ownership of the owners of more than 5% of our outstanding Class A Common Stock, as of December 31, 2016.

Name and Address	Number of Shares Owned and Nature of Beneficial Ownership		Percent of Outstanding Class A Common Stock[1]	Percent of Outstanding Class B Common Stock[1]	Total Voting Power[1]
George J. Pedersen	13,190,745			100%	83.8%
12015 Lee Jackson Hwy, Fairfax, VA 22033
BlackRock, Inc	3,305,252	[2]	12.9%		2.1%
55 East 52 nd Street, New York, NY 10022
The Vanguard Group, Inc	2,473,492	[3]	9.7%		1.6%
100 Vanguard Boulevard, Malvern, PA 19355
Dimensional Fund Advisors	2,133,854	[4]	8.4%		1.4%
6300 Bee Cave Road, Austin TX 78746
FMR LLC	1,784,091	[5]	7.0%		1.1%
245 Summer Street, Boston, MA 02210
RE Advisers Corporation and National Rural Electric Cooperative Association	1,416,170	[6]	5.5%		0.9%
4301 Wilson Boulevard, Arlington, VA 22203
EARNEST Partners, LLC	1,390,617	[7]	5.4%		0.9%
1180 Peachtree Street NE, Suite 2300, Atlanta, GA 30309

[1]

Based on 25,551,860 shares of Class A Common Stock and 13,190,745 shares of Class B Common Stock outstanding on December 31, 2016. The holders of our Class A Common Stock are entitled to one (1) vote per share, and the holders of our Class B Common Stock are entitled to ten (10) votes per share. The Class B shares may be converted by their holder into Class A shares at any time.

[2]

As reported on a Schedule 13G/A filed by BlackRock, Inc. on January 12, 2017. According to such Schedule 13G/A, Blackrock, Inc. has sole voting power with respect to 3,250,673 shares and sole dispositive power with respect to all 3,305,252 shares. Based on information contained in the Schedule 13G/A, BlackRock is the beneficial owner as a result of being a parent company or control person of the following subsidiaries, each of which holds less than 5% of the outstanding shares of common stock: BlackRock (Netherlands) B.V.; BlackRock Advisors, LLC; BlackRock Asset Management Canada Limited; BlackRock Asset Management Ireland Limited; BlackRock Asset Management Schweiz AG; BlackRock Financial Management, Inc.; BlackRock Institutional Trust Company, N.A.; BlackRock Investment Management (Australia) Limited; BlackRock Investment Management (UK) Ltd; and BlackRock Investment Management, LLC. BlackRock Fund Advisors, a subsidiary of BlackRock, Inc., beneficially owns 5% or greater of the outstanding shares of the security class reported on the Schedule 13G/A.

[3]

As reported on a Schedule 13G/A filed by The Vanguard Group, Inc. on February 10, 2017. According to such Schedule 13G/A, The Vanguard Group, Inc. has the sole voting power with respect to 29,622 shares, shared voting power with respect to 1,753 shares, shared dispositive power with respect to 30,021 shares, and sole dispositive power with respect to 2,443,471 shares. Based on the information contained in the Schedule 13G/A, Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 28,268 shares as a result of serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 3,107 shares as a result of its serving as investment manager of Australian investment offerings.

ManTech International 2017 Proxy Statement	45

[4]

As reported on a Schedule 13G/A filed by Dimensional Fund Advisors LP on February 9, 2017. According to such Schedule 13G/A, Dimensional Fund Advisors LP has sole voting power with respect to 2,050,868 shares and sole dispositive power with respect to all 2,133,854 shares. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-advisor to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-advisor and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, all securities reported in the Schedule 13G/A by Dimensional Fund Advisors LP are owned by the Funds. Dimensional Fund Advisors LP disclaims beneficial ownership of such securities.

[5]

As reported on a Schedule 13G filed by FMR LLC on February 14, 2017. According to such Schedule 13G, FMR LLC has sole voting power with respect to 12,502 shares, and sole dispositive power with respect to all 1,784,091 shares. According to the Schedule 13G, FMR LLC is the beneficial owner as a result of being a parent company or control person of Strategic Advisers, Inc., which holds less than 5% of the Company’s shares, and FMR Co., Inc., which beneficially owns 5% or greater of the Company’s shares. The Schedule 13G indicates that Abigail P. Johnson is a Director, the Chairman, and the Chief Executive Officer of FMR LLC. Members of the family of Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds' Boards of Trustees.

[6]

As reported on a Schedule 13G filed by RE Advisers Corporation and National Rural Electric Cooperative Association on February 14, 2017. According to such Schedule 13G, RE Advisers Corporation and National Rural Electric Cooperative Association have the sole voting power with respect to all 1,416,170 shares, and sole dispositive power with respect to all 1,416,170 shares.

[7]

As reported on a Schedule 13G/A filed by EARNEST Partners, LLC on February 14, 2017. According to such Schedule 13G/A, EARNEST Partners, LLC has the sole voting power with respect to 317,634 shares, shared voting power with respect to 86,605 shares, and sole dispositive power with respect to all 1,390,617 shares.

46	ManTech International 2017 Proxy Statement

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of our equity securities, to file reports of ownership and changes in ownership with the SEC, and to furnish us with copies of such Section 16 reports.

Based solely upon our review of copies of such reports furnished to the Company, and written representations from our officers and directors that all reportable transactions were reported, we believe that our officers, directors, and 10% stockholders complied with their Section 16(a) filing obligations for 2016 and timely filed all reports required to be filed pursuant to Section 16(a), with the exception of one delinquent report with respect to one transaction filed by Mr. Kerr.

STOCKHOLDER PROPOSALS

In order for a stockholder proposal to be considered for inclusion in our proxy statement for our 2018 Annual Meeting of Stockholders pursuant to Rule 14a-8(e) of the Exchange Act, the proposal must be received by our Corporate Secretary at 12015 Lee Jackson Highway, Fairfax, VA 22033-3300, no later than December 8, 2017. The stockholder proposal, including any accompanying supporting statement, may not exceed 500 words.

Our bylaws govern the submission of nominations for director or other business proposals that a stockholder wishes to have considered at a meeting of stockholders, but which are not included in our proxy statement for that meeting. Nominations for director or other business proposals to be addressed at our 2018 Annual Meeting may be made by a stockholder entitled to vote by timely delivery of notice to our Corporate Secretary. To be considered timely for purposes of our 2018 Annual Meeting, such notice must be delivered no earlier than December 8, 2017 and no later than February 6, 2018. As to all such matters for which we do not receive notice on or prior to that date, discretionary authority to vote on such proposal shall be granted to the persons designated in our proxy relating to the 2018 Annual Meeting of Stockholders. However, if we determine to change the date of the 2018 Annual Meeting of Stockholders by more than 30 days from May 17, 2018, we will provide stockholders with a reasonable amount of time before we begin to print and mail our proxy materials for the 2018 Annual Meeting of Stockholders, so that our stockholders have an opportunity to make proposals in accordance with the rules and regulations of the SEC.

ManTech International 2017 Proxy Statement	47

INCORPORATION BY REFERENCE AND OTHER INFORMATION

We have included our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (and our audited financial statements for such fiscal year) with this proxy statement; however, the Annual Report and the audited financial statements are not incorporated by reference into this proxy statement, do not constitute a part of the proxy soliciting material, and are not subject to the liabilities of Section 18 of the Exchange Act. You may request additional copies of the accompanying Annual Report, without charge, by contacting our investor relations department at the address shown below.

Available Information

You may obtain a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (including the financial statements, financial statement schedules, and exhibits), without charge, by sending a written request to the Investor Relations department, at ManTech International Corporation, 12015 Lee Jackson Highway, Fairfax, VA 22033-3300, or by calling (703) 218-6000.

Additionally, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed with or furnished to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act are available free of charge on the Corporate Governance page of our Website, as soon as reasonably practicable after we electronically file such reports with the SEC. Information contained on our Website is not a part of this proxy statement.

By Order of the Board of Directors

George J. Pedersen
Chairman of the Board and Chief Executive Officer

Fairfax, Virginia

April 7, 2017

48	ManTech International 2017 Proxy Statement

0 MANTECH INTERNATIONAL CORPORATION PROXY FOR ANNUAL MEETING OF STOCKHOLDERS – MAY 17, 2017 (This Proxy is solicited by the Board of Directors of the Company) The undersigned stockholder of ManTech International Corporation hereby appointsGeorge J. Pedersen and Jeffrey S. Brown, or either of them, his/her true and lawful agents andproxies, each with the full power of substitution, to represent and to vote as specified in this proxy all Common Stock of the Company that the undersigned stockholder would be entitled to vote ifpresent in person at the Annual Meeting of Stockholders of ManTech International Corporation tobe held at the Washington Dulles Marriott Suites, 13101 Worldgate Drive, Herndon, Virginia 20170, on Wednesday, May 17, 2017 at 11:00 a.m. (EDT). WHEN THIS PROXY IS PROPERLY EXECUTED, THE SHARES TO WHICH THIS PROXY RELATES WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES TO WHICH THIS PROXY RELATES WILL BE VOTED “FOR ALL NOMINEES” WITH RESPECT TO THE ELECTION OF DIRECTORS IN PROPOSAL 1, “FOR” THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS IN PROPOSAL 2, “FOR” THE OPTION OF EVERY “3 YEARS” FOR THE FREQUENCY OF THE ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS IN PROPOSAL 3, AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP IN PROPOSAL 4, AND THIS PROXY AUTHORIZES THE ABOVE DESIGNATED PROXIES TO VOTE IN THEIR DISCRETION ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF TO THE EXTENT AUTHORIZED BY RULE 14a-4(c) PROMULGATED UNDER THE SECURITIES EXCHANGE ACTOF 1934, AS AMENDED. 1.1 (Continued and to be signed on the reverse side.) 14475

ANNUAL MEETING OF STOCKHOLDERS OF MANTECH INTERNATIONAL CORPORATION May 17, 2017 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://investor.mantech.com/annualmeeting Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach and mail in the envelope provided. 20730403000000000000 1 051717 THEBOARDOFDIRECTORSRECOMMENDSAVOTE“FORALLNOMINEES”INPROPOSAL1;“FOR”INPROPOSAL2;“3YEARS”INPROPOSAL3AND“FOR”INPROPOSAL4PLEASESIGN,DATEANDRETURNPROMPTLYINTHEENCLOSEDENVELOPE.PLEASEMARKYOURVOTEINBLUEORBLACKINKASSHOWNHEREx 1. Proposal 1 -Election of Directors: O George J. Pedersen O Richard L. Armitage O Mary K. Bush O Barry G. Campbell O Walter R. Fatzinger, Jr. O Richard J. Kerr O Kenneth A. Minihan FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: To change the address on your account, please check the box at right andindicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted viathis method. FOR AGAINST ABSTAIN 2. Proposal 2 – Advisory vote on the compensation of the Company’s named executive officers 1 year 2 years 3 years ABSTAIN 3. Proposal 3 -Advisory vote on the frequency of holding an advisory vote on the compensation of the company’s named executive officers. FOR AGAINST ABSTAIN 4. Proposal 4 – Ratify the appointment of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017. 5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof. The undersigned acknowledges receipt of the accompanying Notice ofAnnual Meeting of Stockholders and Proxy Statement, in which Proposals 1,2, 3 & 4 are fully explained. PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please givefull title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.